                                                                    EXHIBIT 99.1

                      AGREEMENT OF STOCK PURCHASE AND SALE

        THIS AGREEMENT OF STOCK PURCHASE AND SALE (this "AGREEMENT"), made and entered into as of this 14th day of August, 1998, by and among SILVERADO FOODS, INC., an Oklahoma corporation ("PARENT"), MOM'S BEST SERVICES, INC., a Florida corporation and a wholly owned subsidiary of Parent ("EXISTING SUB"), and the entities set forth on Exhibit A attached hereto, as such Exhibit A may be amended from time to time prior to the Closing by Swander Pace Capital Fund, L.P. ( "BUYERS"). Terms defined herein are used in the attached Schedules and Exhibits as so defined unless otherwise defined therein.

        WHEREAS, the parties hereto desire and intend to effect a recapitalization of Existing Sub on terms and subject to conditions set forth herein.

        WHEREAS, after the date hereof, immediately upon the satisfaction or waiver of certain conditions set forth herein, and immediately prior to the consummation of the Repurchase (as hereafter defined), Parent shall have contributed the assets and properties Related to the Business (as hereafter defined) to Existing Sub, such Contributed Assets (as hereafter defined) constituting substantially all of Parent's assets, and, in exchange, Existing Sub shall have issued shares of its capital stock to Parent and shall have assumed certain specified liabilities, as set forth herein (the "CONTRIBUTION").

        WHEREAS, immediately after the Contribution and immediately prior to the Closing (as hereafter defined), Existing Sub shall repurchase certain shares of Existing Sub owned by Parent as set forth herein (the "REPURCHASE") and immediately thereafter, Buyers shall purchase from Parent 90% of the shares of Existing Sub then outstanding.

        WHEREAS, Parent, Existing Sub and Buyers desire to enter into this Agreement pursuant to which Parent will sell to Buyers, and Buyers will purchase from Parent, in the amounts set forth opposite the names of each Buyers on Exhibit A, certain shares of the capital stock of Existing Sub on the terms and conditions set forth herein, and in connection therewith, to enter into the Ancillary Documents (as hereafter defined).

        NOW, THEREFORE, in consideration of the premises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, each of the parties hereto agrees as follows:

                                    ARTICLE 1

                                   DEFINITIONS

        1.1 CERTAIN DEFINITIONS. For all purposes of this Agreement, the following terms have the respective meanings set forth below:

        "ACQUISITION PROPOSAL": any offer, proposal or inquiry (other than an offer or proposal by Parent) contemplating or otherwise relating to any Acquisition Transaction.



                                       1.

        "ACQUISITION TRANSACTION": any transaction or series of transactions involving: (a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or similar transaction (i) in which Parent or Existing Sub is a constituent corporation, (ii) in which a Person directly or indirectly acquires Parent or Existing Sub or more than 50% of Parent's business or more than 50% or control of the Business, or directly or indirectly acquires beneficial or record ownership of securities representing more than 50% of the outstanding securities of Parent or Existing Sub, or (iii) in which Parent or Existing Sub issues securities representing more than 50% of the outstanding securities of any class of voting securities of Parent or Existing Sub; (b) any sale, lease, exchange, transfer, license acquisition or disposition of more than 50% of the assets of Parent or Existing Sub, or more than 50% of the Contributed Assets; or (iv) any liquidation or dissolution of Parent or Existing Sub.

        "ADDITIONAL EARN-OUT DATE": as set forth in Section 3.5(a).

        "ADDITIONAL EARN-OUT PAYMENT": as set forth in Section 3.5(b).

        "ADDITIONAL EARN-OUT PERIOD": as set forth in Section 3.5(a).

        "AFFILIATES": with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control", when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract, credit arrangement or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For the avoidance of doubt, Existing Sub shall not be deemed an Affiliate of any Buyers unless and until the transactions contemplated hereby are consummated.

        "AGREEMENT": as set forth in the Recitals.

        "ANCILLARY DOCUMENTS": collectively, the Assignment and Assumption Agreement, the Interim Services Agreement, the Employment Agreement, the Shareholder Agreement, the Voting Agreement and all other contracts, agreements, instruments, deeds, certificates, affidavits and documents being delivered pursuant to or in connection with this Agreement or with any such other agreement by any party hereto at or prior to the Closing.

        "ARBITRATING ACCOUNTANTS": as set forth in Section 3.3(b).

        "ASSIGNED CONTRACTS": as set forth in Section 2.2(e).

        "ASSIGNMENT AND ASSUMPTION AGREEMENT": as set forth in Section 4.2(c).

        "ASSUMED LIABILITIES": as set forth in Section 2.4(a).

        "AUTHORITY": any national, federal, state, provincial or local governmental, quasi-governmental, administrative, judicial or regulatory agency or body, commission or authority, within or without the United States of America.






                                       2.

        "BENEFIT PLAN": as set forth in Section 5.20(a).

        "BOOKS AND RECORDS": as set forth in Section 2.2(f).

        "BUDGET": as set forth in Section 9.15 and attached as Exhibit 9.15.

        "BUSINESS": the business of the Nonni's division of Parent.

        "BUSINESS DAY": a day other than Saturday, Sunday and national holidays in the United States.

        "BUYERS": as set forth in the Recitals.

        "BUYER INDEMNITEES": as set forth in Section 12.02.

        "CLOSING": as set forth in Section 4.1.

        "CLOSING DATE": as set forth in Section 4.1.

        "CODE": the Internal Revenue Code of 1986, as amended and any regulations promulgated or proposed thereunder.

        "COMMITMENTS": as set forth in Section 5.11.

        "COMMON STOCK": as set forth in Section 5.4.

        "COMPANY BENEFIT PLAN": as set forth in Section 5.20.

        "COMPETITIVE ACTIVITY": as set forth in Section 8.5.

        "COMPETITIVE PRODUCTS": as set forth in Section 8.5.

        "CONSENTS": as set forth in Section 9.7.

        "CONTRIBUTION": as set forth in the Recitals.

        "CONTRIBUTED ASSETS": as set forth in Section 2.2.

        "DEBT FINANCING": as set forth in Section 2.1.

        "DEPARTMENT": as set forth in Section 5.20.

        "EBITDA": as set forth in Section 3.5(a).

        "EMPLOYEE": each current, former or retired employee, officer, consultant, independent contractor, agent or director of the Business.

        "EMPLOYEE AGREEMENT": as set forth in Section 5.20(a).






                                       3.

        "ENCUMBRANCES": all claims, restrictions, mortgages, pledges, hypothecations, security interests or assignments, deposit arrangements, encumbrances, charges, liens (statutory or other), or preferences, priority or other security agreements or preferential arrangements of any kind, nature or character whatsoever (including, without limitation, all conditional sale or other title retention agreements and all capital leases having substantially the same economic effect as any of the foregoing), all rights of first refusal, rights to call, preemptive rights or similar rights, or all options, warrant or similar commitments, or all other similar rights or interests of others therein.

        "ENVIRONMENTAL PERMITS": as set forth in Section 5.22(b).

        "ERISA": the Employee Retirement Income Security Act of 1974, as amended and any regulations promulgated or proposed thereunder.

        "ERISA AFFILIATE": as set forth in Section 5.20(a).

        "EXCHANGE ACT": as set forth in Section 5.5(a).

        "EXCLUDED ASSETS": as set forth in Section 2.3.

        "EXPENSES": as set forth in Section 13.6.

        "EXISTING SUB": as set forth in the Recitals.

        "FIELD WARRANT": as set forth in Section 9.13.

        "FINAL SPECIFIED NET ASSETS": as set forth in Section 3.4.

        "FINANCIAL STATEMENTS": as set forth in Section 5.6.

        "GAAP": as of the date of any determination. the generally accepted accounting principles as used by the Financial Accounting Standards Board and/or the American Institute of Certified Public Accountants.

        "HOLDBACK AMOUNT": as set forth in Section 3.5(d).

        "INDEMNITEE": any Person that may be entitled to seek indemnification under this Agreement.

        "INDEMNITOR": any Person that may be required to provide indemnification under this Agreement.

        "INSURANCE POLICIES": as set forth in Section 5.7.

        "INTELLECTUAL PROPERTY RIGHTS": means, with respect to the Business, any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, brand name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, label, trade dress, formula, recipe, mixing instruction, product specification, trade secret, know-how, computer software, computer program, invention, design, proprietary product, technology,



                                       4.

proprietary right or other intellectual property right or intangible asset Related to the Business; or (b) right to use or exploit any of the foregoing.

        "INTERIM FINANCIAL STATEMENTS": as set forth in Section 5.6(b).

        "INTERIM SERVICES AGREEMENT": the Interim Services Agreement, to be entered into by and between Parent, Existing Sub, acting for itself and Buyers, in a form mutually agreeable to the parties thereto, pursuant to which Existing Sub shall render certain services to Parent after the Closing.

        "INITIAL EARN-OUT DATE": as set forth in Section 3.5(a).

        "INITIAL EARN-OUT PAYMENT": as set forth in Section 3.5(b).

        "INITIAL EARN-OUT PERIOD": as set forth in Section 3.5(a).

        "INVENTORY": as set forth in Section 5.23.

        "IRS": the Internal Revenue Service or any successor agency thereto.

        "LAWS": as set forth in Section 5.2(c).

        "LEASED REAL PROPERTY": as set forth in Section 5.9(b).

        "LIBOR": means the overnight London Interbank Offered Rate quoted by Telerate, as of 11:00 a.m. British Standard Time, or as otherwise mutually agreed.

        "LICENSE AGREEMENTS": as set forth in Section 5.11(xv).

        "LOSS OR LOSSES": each and all of the following items: claims, losses, liabilities, obligations, payments, damages (actual, consequential (to the extent of any dimunition in the value of the Business) or punitive), charges, judgments, fines, penalties, amounts paid in settlement, costs and expenses, Tax (without duplication of amounts otherwise indemnified for or paid by Existing Sub hereunder), fee or expense of any nature (including, without limitation, interest which may be imposed in connection therewith, costs and expenses of investigation, actions, suits, proceedings, demands, assessments and fees, expenses and disbursements of counsel, consultants and other experts).

        "1998 MONTHLY PERIODS": as set forth in Section 5.6(b).

        "MULTI-EMPLOYER PLAN": as set forth in Section 5.20.

        "NET WORKING CAPITAL": means, with respect to the Business, an amount equal to the Working Capital Assets minus the Working Capital Liabilities.

        "NEW EQUIPMENT": means the auto loaders and the cutters contemplated by the Budget to be purchased at a cost of $262,000.

        "NONCOMPETITIVE PERIOD": as set forth in Section 8.5.





                                       5.

        "PARENT": as set forth in the Recitals.

        "PARENT INDEMNITEES": as set forth in Section 12.3.

        "PARENT PROXY STATEMENT": as set forth in Section 5.5(a).

        "PARENT SHAREHOLDERS' MEETING": as set forth in Section 7.7.

        "PBGC": as set forth in Section 5.20(a).

        "PENSION PLAN": as set forth in Section 5.20(a).

        "PERMITS": as set forth in Section 2.2(g).

        "PERMITTED ENCUMBRANCES": as set forth in Section 5.9(b).

        "PERSON": an individual, Partnership (general or limited), corporation, joint venture, business trust, cooperative, association or other form of business organization (whether or not regarded as a legal entity under applicable law), trust estate, agency or any other entity.

        "PERSONALTY LEASES": as set forth in Section 2.2(c).

        "PLANT-LEVEL EBITDA": as set forth in Section 3.5(a).

        "PRO-FORMA FINANCIAL STATEMENTS": as set forth in Section 5.6(b).

        "PURCHASE PRICE": as set forth in Section 2.1(b).

        "REAL PROPERTY LEASES": as set forth in Section 5.9(b).

        "RELATED TO THE BUSINESS": (i) entirely or primarily related to, or (ii) used or held for use in connection with, the Business.

        "REPURCHASE": as set forth in the Recitals.

        "REPURCHASED SHARES": as set forth in Section 2.1(a).

        "REPURCHASE PRICE": as set forth in Section 2.1(a).

        "RETAINED LIABILITIES": as set forth in Section 2.4(b).

        "SEC": as set forth in Section 5.5(a).

        "SEC REPORTS": as set forth in Section 5.5(b).

        "SHAREHOLDER AGREEMENT": as set forth in Section 9.11.

        "SPECIFIED NET ASSETS": as set forth in Section 3.2.



                                       6.

        "SUBSIDIARY": with respect to any Person, any corporation, partnership, joint venture, or other legal entity of which such Person (either above or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

        "SUPERIOR OFFER": an unsolicited, bona fide written offer made by a third party to purchase more than 50% of the outstanding shares of the common stock of Parent or Existing Sub or more than 50% of the Contributed Assets on terms that Parent's Board of Directors determines, in its reasonable judgment, based upon the written advice of its financial advisor, to be more favorable from a financial point of view to Parent's shareholders than the terms of the transactions contemplated by this Agreement.

        "TARGET SPECIFIED NET ASSETS": as set forth in Section 3.2.

        "TAX" all net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, net worth, profits, license, capital, withholding, payroll, employment, excise, goods and services, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees or assessments, or other governmental charges of any kind whatsoever, together with any interest, fines, and any penalties, additions to tax or additional amounts incurred or accrued under applicable law or assessed, charged or imposed by any Authority, provided that any interest, penalties, additions to tax or additional amounts that relate to Taxes for any taxable period (including any portion of any taxable period ending on or before the Closing Date) shall be deemed to be Taxes for such period, regardless of when such items are incurred, accrued, assessed or imposed.

        "TAX AFFILIATE": any entity that is a member of a group of entities that includes the Existing Sub and that files Tax Returns on a consolidated, combined, unitary or similar basis, if the Existing Sub may be held liable for the Taxes of such entity or such group under applicable law.

        "TAX RETURN": any report, return, statement, estimate, declaration, claim for refund, notice, form or other information to be supplied to an Authority in connection with Taxes, including any schedule or attachment thereto and any amendment thereof.

        "TOTAL CONSIDERATION": as set forth in Section 8.4(b).

        "TRANSFER TAXES": as set forth in Section 5.19(g).

        "WELFARE PLAN": as set forth in Section 5.20(a).

        "WORKING CAPITAL ASSETS": prepaid expenses, accounts receivable and Inventory Related to the Business, as set forth in Section 2.2(i).

        "WORKING CAPITAL LIABILITIES": accounts payables and accrued expenses (including accrued wages, benefits and vacations, and accrued trade payables) Related to the Business arising in the ordinary course of business in accordance with past practice



                                       7.

        1.2 EXHIBITS, ETC. References made to an "Exhibit" or a "Schedule," unless otherwise specified, refer to one of the Exhibits or Schedules attached to this Agreement, and references made to an "Article" or a "Section," unless otherwise specified, refer to one of the Articles or Sections of this Agreement.

        1.3 PLURALS, ETC. As used herein, the plural form of any noun shall include the singular and the singular shall include the plural, unless the context requires otherwise. Each of the masculine, neuter and feminine forms of any pronoun shall include all such forms unless the context requires otherwise.

                                    ARTICLE 2

              PURCHASE AND SALE OF STOCK AND CONTRIBUTION OF ASSETS

        2.1 REPURCHASE, PURCHASE AND SALE.

            (a) Immediately following the contribution of assets set forth in
Section 2.2 below, Parent shall (1) in cooperation with Buyers, cause Existing Sub to borrow an amount of money to be determined prior to Closing, under terms reasonably satisfactory to Buyers, which amount shall be adequate to pay the Repurchase Price and Buyers' Expenses (together, the "DEBT FINANCING") and (2) cause Existing Sub to use the proceeds of the Debt Financing (net of any of Buyers' Expenses, including any Expenses related to the Financing) to repurchase from Parent 450,000 shares of Common Stock of Existing Sub, par value $1.00 per share (the "REPURCHASED SHARES") at an aggregate price (the "REPURCHASE PRICE") equal to one-third (1/3) of the difference of (i) $24 million, and (ii) ten percent (10%) of the result of (A) subtracting the amount of the Debt Financing and the purchase price of the Field Warrant from, and (B) adding the amount of Buyers' Expenses, including any Expenses related to the Financing to, $24 million. In other words, the Repurchase Price shall be equal to:

        1/3 x [$24 million - (10%)($24 million - Debt Financing - Field Warrant + Buyers' Expenses)].

            (b) Upon the terms and subject to the conditions set forth herein, at the Closing and immediately after consummation of the Repurchase, Parent shall transfer, assign and deliver to Buyers, and Buyers shall purchase from Parent, in the amounts set forth opposite each Buyer's name on Exhibit A, an aggregate of 900,000 shares of Common Stock of Existing Sub, par value $1.00 per share (the "SHARES"), representing 90% of all issued and outstanding shares of the Common Stock of Existing Sub, on a fully diluted basis, for an aggregate price equal to two-thirds (2/3) of the difference of (i) $24 million, and (ii) ten percent (10%) of the result of (A) subtracting the amount of the Debt Financing and the purchase price of the Field Warrant from, and (B) adding the amount of Buyers' Expenses, including any Expenses related to the Financing to, $24 million (the "PURCHASE PRICE"). In other words, the Purchase Price shall be equal to:

        2/3 x [$24 million - (10%)($24 million - Debt Financing - Field Warrant + Buyers' Expenses)].

Each Buyers shall pay the percentage of the Purchase Price set forth opposite such Buyer's name on Exhibit A.





                                       8.

        2.2 CONTRIBUTION OF ASSETS TO EXISTING SUB. Upon the terms and immediately following the satisfaction or waiver of the conditions set forth in this Agreement (except for the conditions set forth in Sections 9.3 and 9.4) and immediately prior to the Repurchase, Parent shall transfer, assign, deliver and convey to Existing Sub, and Existing Sub shall acquire, accept and receive from Parent, all direct or indirect right, title and interest of Parent in and to all of the assets, properties, privileges and rights Related to the Business, including, without limitation, all assets, properties, privileges and rights described in clauses (a) through (j) below, whether now owned or hereafter acquired prior to the Closing (the "CONTRIBUTED ASSETS"), but excluding the Excluded Assets (as defined in Section 2.3 below). In exchange for the contribution of the Contributed Assets, Existing Sub shall issue 1,449,900 shares of its Common Stock to Parent and such shares shall be delivered to Parent on the date of the Contribution and, to the extent required, Existing Sub shall amend its Certificate of Incorporation to allow for such issuance. Without limiting the generality of the foregoing, the Contributed Assets shall include all of Parent's rights, title and interest to and in:

            (a) MACHINERY, EQUIPMENT, ETC. Any and all machinery, equipment, furniture, tools, spare parts, maintenance equipment and supplies, other supplies, materials, computer hardware and peripherals, construction-in-process, communications equipment, transportation assets and other personal property (other than personal property leased pursuant to the Personalty Leases) (collectively, "EQUIPMENT") that are Related to the Business, and any fixtures, leasehold or other improvements, including security deposits on any of the foregoing. The Equipment shall include all personal property on the Leased Real Property, including, without limitation, property listed in Schedule 2.2(a).

            (b) REAL PROPERTY LEASES. Any and all Real Property Leases Related to the Business, including, without limitation, the leases listed in Schedule 5.9(b).

            (c) PERSONALTY LEASES. Any and all leases or other rights to use or possess personalty Related to the Business, including the leases and rights that are listed in Schedule 2.2(c), including, without limitation, leases of machinery, equipment, furniture, tools, spare parts, supplies, materials, software media, computer hardware, communications equipment and other personal property (collectively, the "PERSONALTY LEASES").

            (d) INTELLECTUAL PROPERTY RIGHTS. Any and all Intellectual Property Rights, including, without limitation, the rights listed in Schedule 2.2(d).

            (e) ASSIGNED CONTRACTS. All (i) the Commitments that are listed in
Schedule 5.11 and the contracts, agreements, plans, policies and arrangements which would have been required to be listed in Schedule 5.11 except that they provide for payments in an amount less than, the applicable amount set forth in
Section 5.11 or they are otherwise excludable from Schedule 5.11 in accordance with Section 5.11, and (ii) rights under express or implied warranties or other claims against third parties Related to the Business, and, in each case, any claim or right or any benefit thereunder or resulting therefrom (the agreements described in (i) and (ii) above are referred to herein as the "ASSIGNED CONTRACTS").

            (f) BOOKS AND RECORDS. Originals or certified copies of all books and records (excluding any Tax books and records) that are entirely or in substantial part Related to




                                       9.

the Business or related to Existing Sub, wherever located, including, without limitation, stockholder, board and committee minutes, technical and procedural manuals, customer and supplier lists, financial records, maintenance records, personnel records, consulting and marketing studies, market information, marketing and sales plans, accounting records, inventory records, sales and sales promotional data, advertising materials, cost and pricing information, product development information, title reports and policies, environmental and engineering studies, technical data, specifications, work standards and manufacturing, assembling and process information, designs, processes, operating manuals, operating data and plans, engineering drawings, working drawings, schematics, blueprints, flowsheets and models, waste disposal, records, correspondence and files (collectively, the "BOOKS AND RECORDS").

            (g) PERMITS. All rights and incidents of interest in and to all licenses, franchises, grants, easements, exceptions, certificates, consents, permits, approvals, orders and other authorizations of any Authority (collectively, the "PERMITS") that are Related to the Business, including, without limitation, those are listed in Schedule 5.15.

            (h) RIGHTS, CLAIMS, CREDITS, ETC. All known and unknown, liquidated or unliquidated, contingent or fixed, rights, claims, credits, rights of setoff against third parties, choses in action, causes of action or rights to commence any causes of action which Existing Sub has at the Closing or may acquire after the Closing relating to or arising out of the Contributed Assets or Related to the Business.

            (i) WORKING CAPITAL ASSETS. All Working Capital Assets, including
(i) any prepaid items that are Related to the Business; (ii) all accounts, notes and other receivables Related to the Business; and (iii) all Inventory (as defined in Section 5.24) Related to the Business.

            (j) GOODWILL. All goodwill associated with the Business.

        2.3 EXCLUDED ASSETS. Notwithstanding the foregoing, the Contributed Assets shall not include (i) any deferred income taxes, intercompany receivables between the Business and Parent or cash or cash equivalents, (ii) any consideration received by, and the rights of, Parent under or pursuant to this Agreement and the Ancillary Documents or (iii) such assets located in Parent's Tulsa corporate offices specifically listed in Schedule 2.3 (the "EXCLUDED ASSETS").

        2.4 ASSUMPTION OF LIABILITIES.

            (a) Subject to the provisions of Section 2.5 hereof, as of the Closing, Existing Sub shall assume and thereafter pay, perform or discharge the following obligations and liabilities of Parent, as they relate to the Business, but only those and no others (the "ASSUMED LIABILITIES"):

                (i) the Working Capital Liabilities;

                (ii) Parent's obligations arising or to be performed after the Closing under (x) the Assigned Contracts (other than monetary obligations relating to time periods prior to the Closing, except to the extent they are Working Capital Liabilities, and other than indemnification obligations of Parent arising prior to the Closing) to the extent (and from and






                                      10.

after the date as of which) they are assigned to Existing Sub; and (y) the then outstanding purchase order contracts and sale order contracts entered into in the ordinary course of business to the extent (and from and after the date as of which) they are assigned to Existing Sub and not listed in Schedule 5.11;

                (iii) Parent's obligations arising or to be performed after the Closing under the Personalty Leases listed in Schedule 2.2(c) (other than monetary obligations relating to time periods prior to the Closing except to the extent they are Working Capital Liabilities, and other than indemnification obligations of Parent arising prior to the Closing);

                (iv) Parent's obligations arising or to be performed after the Closing under the Real Property Leases listed in Schedule 5.9(b) (other than monetary obligations relating to time periods prior to the Closing, except to the extent they are Working Capital Liabilities, and other than indemnification obligations of Parent arising prior to the Closing);

                (v) Parent's obligations arising or to be performed after the Closing under the Permits listed in Schedule 5.15 to the extent such Permits are assigned to Existing Sub; and

                (vi) Parent's obligations arising or to be performed after the Closing under the Intellectual Property Rights listed in Schedule 2.2(d), to the extent (and from and after the date as of which) such rights are assigned to Existing Sub.

            (b) Except as expressly provided in Section 2.4(a), as of the Closing Date, Existing Sub does not assume, agree to pay, perform, discharge or indemnify Parent or any of Parent's Affiliates against, or otherwise have any responsibility for, any or all liabilities or obligations of Parent or the Business of any kind, character or nature whatsoever, whether known or unknown, accrued, absolute, contingent, determined, determinable or otherwise, and whether arising or to be performed prior to, on or after the Closing, whether or not scheduled pursuant to this Agreement including, without limitation, any indebtedness for borrowed money, capital lease obligations, intercompany payables between the Business and Parent, any workers compensation claims, product liability claims, Tax liabilities (including current or deferred income tax liabilities), environmental liabilities, liabilities arising out of any royalty or employment termination agreement (including, without limitation (x) the Royalty Termination Agreement, dated November 8, 1996, by and among Parent, Nonni's Inc., Steve Sirianni ("SIRIANNI"), Tim Soldati ("SOLDATI") and Rich Martin ("MARTIN"), (y) the Employment Termination Agreements, dated April 1, 1998, by and between Parent and each of Sirianni and Soldati, and (z) the Employment Termination Agreement, dated March 29, 1998 by and between Parent and Martin), liabilities arising out of any employee benefit plan or agreement, except to the extent otherwise expressly assumed under this Agreement, any other claim against the Business arising from facts or events occurring prior to Closing (such liabilities and obligations being collectively referred to herein as the "RETAINED LIABILITIES"). Retained Liabilities shall also mean and include all obligations of Parent or Existing Sub to pay, and all claims related to, severance or similar payments (notwithstanding anything contained in this Agreement to the contrary), and all claims, actions, litigations and proceedings relating to any of the Retained Liabilities and all costs and expenses in connection therewith.



                                      11.

            (c) The assumption by Existing Sub of the Assumed Liabilities as of the Closing shall not enlarge any rights of any Person under any contracts or arrangements with Parent.

            (d) Nothing contained herein shall prevent Existing Sub from contesting any of the Assumed Liabilities with any third party obligee or beneficiary.

        2.5 ASSIGNMENT OF CONTRACTS, RIGHTS AND OBLIGATIONS AND ASSUMPTION OF RELATED LIABILITIES. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any of the Personalty Leases, Assigned Contracts or Permits as and to the extent that an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach or default thereof, would cause or permit the acceleration or termination thereof or would in any way adversely affect the rights of Parent or Existing Sub thereunder, but rather shall constitute an equitable assignment by Parent to Existing Sub of such of Parent's right, title and interest in and to the Personalty Lease, Assigned Contract or Permit as may be legally assigned. If such third party consent has not been obtained prior to the Closing, Parent shall, until such consent is obtained, at its expense, agree with Buyers to any reasonable arrangement designed to provide Existing Sub the benefits under any such Personalty Lease, Assigned Contract or Permit, including, without limitation (a) compliance by Parent on Existing Sub's behalf with any such Personalty Lease, Assigned Contract or Permit and (b) enforcement for the benefit of Existing Sub of any and all retained rights of Existing Sub against a third party thereto arising out of the breach or cancellation by such third party or otherwise. Upon receipt of any such third party consent, the assignment to Existing Sub of such Personalty Lease, Assigned Contract or Permit as provided in Section 2.2 hereof, and the assumption by Existing Sub of certain related liabilities as provided in Section 2.4 hereof shall, without any further action on the part of Parent or Existing Sub, become effective.




                                      12.

                                    ARTICLE 3

                                  CONSIDERATION

        3.1 CONSIDERATION AND PURCHASE PRICE. The aggregate purchase price for the Shares to be purchased by Buyers from Parent pursuant to the terms hereof shall be the Purchase Price, as defined in Section 2.1(b). The Purchase Price shall be paid to Parent at the Closing by wire transfer or delivery of other immediately available funds to an account or accounts designated by Parent not less than three (3) business days prior to the Closing Date.

        3.2 REPURCHASE PRICE ADJUSTMENT. In accordance with Section 3.4, the Repurchase Price shall be adjusted based on the calculation of Specified Net Assets (as defined below) (x) upward by ninety percent (90%) of the amount in dollars by which the sum of (1) the book value of Net Working Capital at Closing, and (2) the book value of the New Equipment at Closing (the "SPECIFIED NET ASSETS") is more than the sum of (a) $2,196,475, plus (b) the greater of the final amount actually expended on the New Equipment and $262,000 (the "TARGET SPECIFIED NET ASSETS") and (y) downward by ninety percent (90%) of the amount in dollars by which the Target Specified Net Assets is more than the Specified Net Assets. The Specified Net Assets at Closing shall be preliminarily estimated in good faith by Parent, which determination shall be reasonably satisfactory to Buyers, not less than five (5) days prior to the Closing Date. Existing Sub shall pay to Parent the Repurchase Price, as adjusted pursuant to this Section 3.2, immediately after consummation of the Contribution and immediately prior to the Closing, upon delivery of the Repurchased Shares by Parent to Existing Sub.

        3.3 PREPARATION OF CLOSING BALANCE SHEET.

            (a) Within 30 days after the Closing Date, Existing Sub shall deliver to Parent a calculation of Specified Net Assets as of the close of business on the Closing Date prepared by Existing Sub in accordance with GAAP, on a basis consistent with the accounting principles utilized in the preparation of year-end financial statements. Existing Sub shall provide Parent with reasonable access to its workpapers in connection with such calculation and shall make itself available at reasonable times upon request of Parent to discuss with Parent such calculation.

            (b) If Parent objects to Existing Sub's calculation of Specified Net Assets, Parent shall deliver to Existing Sub and Buyers, within 30 days after receipt of Existing Sub's calculation (the "OBJECTION PERIOD"), a written statement describing its objections thereto. In the event that Parent fails to deliver such written statement prior to the expiration of the Objection Period, Existing Sub's calculation shall be final, conclusive and binding upon the parties hereto. In the event that Parent delivers such written statement prior to the expiration of the Objection Period, Parent and Existing Sub will use all reasonable efforts to resolve any dispute. If Parent's calculation of Specified Net Assets differs by no more than $5,000 from Existing Sub's calculation, then no adjustment shall be made and Parent's calculation shall be the final resolution of the Specified Net Assets. If a final resolution is not obtained within 30 days after Parent has delivered such written notice, either Existing Sub or Parent may submit any remaining disputes for resolution to an accounting firm mutually agreeable to Existing Sub and Parent (such accounting firm shall be referred to herein as the "ARBITRATING ACCOUNTANTS") which firm shall






                                      13.

resolve such dispute within 30 days following its selection based solely upon presentations by the parties, which presentations shall include each party's estimate of the Specified Net Assets and shall not include any independent review. In resolving any dispute, the Arbitrating Accountants shall examine only those issues in dispute and shall not assign a value greater than the highest value claimed by a party or lower than the lowest value claimed by a party. The Arbitrating Accountants' determination shall be final, conclusive and binding upon the parties hereto. The calculation of Specified Net Assets as finally revised based on the mutual agreement of Existing Sub and Parent or by the Arbitrating Accountants shall be final, conclusive and binding upon the parties hereto.

            (c) Existing Sub and Parent shall cooperate with the Arbitrating Accountants in all respects, including providing the Arbitrating Accountants with all work papers and back-up materials used in preparation and review of their calculations of Specified Net Assets.

            (d) The fees, expenses and costs of the Arbitrating Accountants shall be borne by the party (Existing Sub or Parent) whose estimation of the Specified Net Assets, taking into account any changes made prior to submission to the Arbitrating Accountants, is farthest from the sum of the Specified Net Assets as finally determined by the Arbitrating Accountants.

        3.4 POST-CLOSING REPURCHASE PRICE ADJUSTMENT. In the event that the Specified Net Assets as finally determined ("FINAL SPECIFIED NET ASSETS") is less than the Specified Net Assets originally calculated by Parent ("PRELIMINARY SPECIFIED NET ASSETS"), then the Repurchase Price will be adjusted downward by an amount equal to ninety percent (90%) of the amount of such difference, to reflect the decrease in Final Specified Net Assets from Preliminary Specified Net Assets, and Parent shall pay Existing Sub such amount as set forth in the last sentence of this Section 3.4. Conversely, in the event that the Final Specified Net Assets is more than the Preliminary Specified Net Assets, then the Repurchase Price will be adjusted upward, by an amount equal to ninety percent (90%) of such difference, to reflect the increase, if any, in Final Specified Net Assets from Preliminary Specified Net Assets, and Existing Sub shall pay to Parent such amount as set forth in the last sentence of this Section 3.4. The post-closing adjustment to the Repurchase Price, if any, plus interest payment thereon, calculated at a rate of one-month LIBOR (in effect as of the Closing
Date) plus three percent (3%), shall be paid by Parent to Existing Sub or by Existing Sub to Parent, as the case may be, in immediately available funds within ten (10) days of the earlier of (a) delivery of the final, conclusive and binding calculation of Specified Net Assets by the Arbitrating Accountants, (b) the mutual resolution of any dispute between Existing Sub and Parent, or (c) the expiration of the Objection Period in the event no objection has been made.

        3.5 EARN-OUT PAYMENTS.

            (a) For purposes of this Agreement, the following terms shall have the meaning set forth below:

            "ADDITIONAL EARN-OUT PERIOD": the twelve month period ending on the Additional Earn-Out Date.

            "ADDITIONAL EARN-OUT DATE": September 30, 1999.




                                      14.

            "INITIAL EARN-OUT PERIOD": the twelve month period ending on the Initial Earn-Out Date.

            "INITIAL EARN-OUT DATE": March 31, 1999.

            "EBITDA": Plant-Level EBITDA plus "indirect sales and marketing expense" and "indirect general and administrative expense."

            "PLANT-LEVEL EBITDA": As calculated by Existing Sub, earnings from the operation of the Business, before interest, income taxes, depreciation, amortization, "indirect sales and marketing expense," "indirect general and administrative expense," payments made by Parent to Existing Sub pursuant to the Interim Services Agreement and any nonrecurring gains, losses, or expenses.

            The calculations of Plant-Level EBITDA and EBITDA shall be consistent with Parent's accounting for "indirect sales and marketing expense" and "indirect general and administrative expense," and consistent with GAAP, except as otherwise provided herein. To the extent that the Business uses outside co-packers during the Initial Earn-Out Period or Additional Earn-Out Period, such resulting expenditures shall be included in the calculation of Plant-Level EBITDA and EBITDA. To the extent any acquisitions are made during the Initial Earn-Out Period or Additional Earn-Out Period, Existing Sub shall make a good faith computation of Plant-Level EBITDA and EBITDA on a segregated basis. In addition to the foregoing, the calculation of Plant-Level EBITDA and EBITDA shall be subject to the following:

                (i) The "earnings from the operation of the Business" shall include without limitation:

                    (1) all revenues and expenses from the sale of biscotti, products similar to biscotti, products related to biscotti, and other specialty cookie products;

                    (2) all revenues from the existing brands of the Business and all successor and related brands;

                    (3) all revenues of the Existing Sub until such time as Existing Sub acquires another business entity; and

                    (4) all revenues from all products produced by Existing Sub, including all revenues from new products developed by Existing Sub following the Closing, but excluding revenues from products relating to product lines acquired from third parties.

                (ii) The only acquisitions by Existing Sub which will require computation on a segregated basis are those involving the acquisition of another business entity. Acquisitions of additional plant and equipment by Existing Sub shall not require computation on a segregated basis.

                (iii) For purposes of this Section 3.5, the Business shall include the operation by Existing Sub of the Business following the Closing, and shall include any business






                                      15.

or businesses conducted by Existing Sub, or any subsidiary or other affiliates of Existing Sub, which represent a succession to and a continuation of the Business, as the same may be expanded from time to time.

                (b) Subject to paragraph (c) of this Section, Existing Sub shall pay to Parent an amount in cash ("INITIAL EARN-OUT PAYMENT") equal to $3.0 million if EBITDA for the Initial Earn-Out Period exceeds $3.6 million. Subject to paragraph (c) of this Section, Existing Sub shall pay to Parent an amount in cash ("ADDITIONAL EARN-OUT PAYMENT") equal to the product of (i) a fraction, the numerator of which is equal to (A) Plant-Level EBITDA for the Additional Earn-Out Period, minus (B) $8,600,000 (which numerator, if such difference equals a negative number, shall equal zero, and if such difference is greater than $1,000,000, shall equal $1,000,000), and the denominator of which is equal to $1,000,000 and (ii) $5,000,000.

                (c) Subject to paragraph (d) below, any Initial Earn-Out Payment or Additional Earn-Out Payment pursuant to this Section shall be delivered from Existing Sub to Parent as soon as reasonably practicable following the availability of unaudited financial statements relating to the relevant Initial Earn-Out Period or Additional Earn-Out Period, but in no event later than 60 days after the relevant Initial Earn-Out Date or Additional Earn-Out Date (or, to the extent that the Initial Earn-Out or Additional Earn-Out has not been finally determined as set forth in Section 3.5(g), within 5 days after such determination).

                (d) Notwithstanding the foregoing, if an Initial Earn-Out Payment or Additional Earn-Out Payment is payable under this Section and there exists any outstanding claim for indemnification asserted by any Buyer Indemnitee pursuant to Article XII hereof, the portion of the Initial Earn-Out Payment or Additional Earn-Out Payment equal to the amount of such outstanding claim for indemnification asserted by any Buyer Indemnitee (the "HOLDBACK AMOUNT"), to be paid by Buyers to Parent shall be delayed until the final resolution of such claim. The excess, if any, of the Initial Earn-Out Payment or Additional Earn-Out Payment payable to Parent over the Holdback Amount shall be paid in accordance with paragraph (c) above. If any Buyer Indemnitee is subsequently entitled to be indemnified pursuant to Article XII hereof, then a portion of the Holdback Amount equal to the amounts owed to Buyer Indemnitee shall be paid to Buyer Indemnitee.

                (e) During the Initial Earn-Out Period and the Additional Earn-Out Period and until all Initial Earn-Out Payments and Additional Earn-Out Payments have been duly paid, (i) Parent shall have reasonable access to the financial books and records of Existing Sub, and (ii) Existing Sub shall provide to Parent monthly statements of the results of operations of Existing Sub and monthly calculations of Plant-Level EBITDA and EBITDA, which information shall be provided in the ordinary course no later than the 30th day of the following month.

                (f) Buyers shall not, and shall cause Existing Sub to not, take any action reasonably calculated to diminish the levels of Plant-Level EBITDA and EBITDA, provided that in no event shall this provision restrict Buyers' ability to conduct the Business after the Closing in the ordinary course.

                (g) Within 45 days after each of the Initial Earn-Out Date and the Additional Earn-Out Date, Existing Sub shall deliver to Parent a calculation of the Initial Earn-Out Payment






                                      16.

and Additional Earn-Out Payment, respectively. Existing Sub shall provide Parent with reasonable access to its workpapers in connection with such calculation and shall make itself available at reasonable times upon request of Parent to discuss with Parent such calculation. If Parent objects to Existing Sub's calculation of the Initial Earn-Out Payment or Additional Earn-Out Payment, Parent shall deliver to Existing Sub and Buyers, within 10 days after receipt of Existing Sub's calculation, a written statement describing its objections thereto. In the event that Parent fails to deliver such written statement within the period set forth above, Existing Sub's calculation shall be final, conclusive and binding upon the parties. In the event that Parent delivers such written statement within the period set forth above, Parent and Existing Sub will use reasonable efforts to resolve any dispute. If a final resolution is not obtained within 30 days after Parent has delivered such written notice, either Existing Sub or Parent may submit any remaining disputes for resolution to the Arbitrating Accountants, which firm shall resolve such dispute within 30 days based solely upon presentations by the parties, which presentations shall include each party's calculation of the Initial Earn-Out Payment or Additional Earn-Out Payment and shall not include any independent review. In resolving any dispute, the Arbitrating Accountants shall examine only those issues in dispute and shall not assign a value greater than the highest value claimed by a party or lower than the lowest value claimed by a party. The calculation of the Initial Earn-Out Payment or Additional Earn-Out Payment as finally revised based on the mutual agreement of Existing Sub and Parent or by the Arbitrating Accountants shall be final, conclusive and binding upon the parties hereto. Existing Sub and Parent shall cooperate with the Arbitrating Accountants in all reasonable respects, including providing the Arbitrating Accountants with all work papers and backup materials used in preparation and review of their calculations of the Initial Earn-Out Payment or Additional Earn-Out Payment. The fees, expenses and costs of the Arbitrating Accountants shall be borne by the party (Existing Sub or Parent) whose estimation of the Initial Earn-Out or Additional Earn-Out, taking into account any changes made prior to submission to the Arbitrating Accountants, is farthest from the sum of the Initial Earn-Out or Additional Earn-Out as finally determined by the Arbitrating Accountants.

                                    ARTICLE 4

                                     CLOSING

        4.1 TIME AND PLACE. The closing of the transactions contemplated hereunder (the "CLOSING") shall take place at the offices of Cooley Godward LLP, Five Palo Alto Square, 3000 El Camino Real, Palo Alto, California, at 10 A.M., California time, within five (5) Business Days after satisfaction or waiver of all of the conditions to each party's obligations under Articles IX and X, or at such other place, time and date as the parties hereto may agree or such date as Buyers shall determine to be reasonable in order for Buyers to obtain the financing for completion of the transactions contemplated herein (the "CLOSING DATE").

        4.2 DELIVERIES. At the Closing:

            (a) Parent will deliver to each Buyers a stock certificate, representing all of the Shares set forth opposite such Buyer's name on Exhibit A, endorsed in blank or accompanied by duty executed assignment documents;



                                      17.

            (b) Parent shall deliver to Existing Sub all Books and Records, and Consents required by Section 9.7 and shall deliver to Buyers the certificates and documents required in Article IX and such other documents, instruments and writings as may be reasonably requested by Buyers prior to the Closing; and

            (c) Parent shall deliver, or cause to be delivered, to Buyers such deeds, bills of sale, endorsements, assignments, licenses and other instruments, certificate and documents executed and reasonably satisfactory in form and substance to Buyers and its counsel as shall be reasonably necessary to vest in Existing Sub as of the Closing Date good and valid title to the Contributed Assets free and clear of any Encumbrances (including, without limitation, an Assignment and Assumption Agreement in a form to be agreed between the parties.

            (d) Parent and Buyers shall cause Existing Sub to pay, and Existing Sub shall pay, the Repurchase Price in accordance with Section 2.1(a).

            (e) Buyers shall pay the Purchase Price in accordance with Section
3.1 and deliver to Parent (i) the certificates and documents required in Article X, and (ii) such other documents, instruments and writings as may be reasonably requested by Parent prior to the Closing.

            (f) Parent will deliver to Existing Sub stock certificates representing all of the Repurchased Shares, endorsed in blank or accompanied by duly executed assignment documents.

        4.3 NOTICES OF TRANSFER. As requested by Existing Sub from time to time after the Closing, Parent shall prepare and mail notices to the other party under each of the Personalty Leases, Real Property Leases and the Assigned Contracts transferred, assigned, delivered and conveyed to Existing Sub pursuant to this Agreement advising such other party that such Personalty Leases, and Assigned Contracts have been contributed to Existing Sub and directing such other party to send to Existing Sub all future payments, notices and correspondences relating to the foregoing. As requested by Existing Sub from time to time after the Closing, Parent shall prepare and mail notices to relevant Authorities relating to the contribution to Existing Sub of all rights and incidents of interest in and to all Permits that are Related to the Business, advising such Authorities that such rights and interests in and to the Permits have been contributed to Existing Sub and directing such Authorities to send to Existing Sub all future payments, notices and correspondences relating to the Permits.




                                      18.

                                    ARTICLE 5

                    REPRESENTATIONS AND WARRANTIES OF PARENT

        Parent represents and warrants to Buyers as follows (such representations and warranties, unless otherwise specified, are deemed to be made as of the date hereof and as of the Closing Date):

        5.1 ORGANIZATION AND STANDING OF PARENT AND EXISTING SUB. Each of Parent and Existing Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. Except as set forth on Schedule 5.1, Parent and Existing Sub are each duly qualified to do business as a foreign corporation and are each in good standing under the laws of each state or other jurisdiction in which either the ownership or use of their respective properties owned or used by it, or the nature of their respective activities conducted by it or proposed to be conducted by it, requires such qualification. Existing Sub has no subsidiaries, and Existing Sub has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect interest of any nature in, any entity.

        5.2 AUTHORIZATION OF AGREEMENT AND ANCILLARY DOCUMENTS.

            (a) Each of Parent and Existing Sub has all requisite corporate power and authority to execute, deliver and perform this Agreement and each Ancillary Document to which it is a party and to consummate the transactions contemplated hereby and thereby.

            (b) Except for the lack of approval, as of the date of this Agreement, by Parent's shareholders, each of Parent and Existing Sub has taken all action required by Law and necessary corporate action (including, without limitation, obtaining the approval of its Board of Directors and any consent of its stockholders required by Law or by its certificate of incorporation or by-laws) to authorize the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Documents to which Parent or Existing Sub is a party have been duly and validly authorized, executed and delivered by Parent or Existing Sub, as applicable, and this Agreement and the Ancillary Documents constitute the legal, valid and binding obligations of Parent or Existing Sub, as applicable.

            (c) Except as set forth on Schedule 5.2(c) and subject to the satisfaction of the conditions to this Agreement the execution and delivery of this Agreement by each of Parent and Existing Sub and the Ancillary Documents to which either of them is a party and the consummation of the transactions contemplated hereby and thereby will not (with or without the giving of notice or the lapse of time or both) (i) conflict with any provision of the certificate of incorporation or by-laws of Parent or Existing Sub, (ii) have any effect on any of the Permits or the ability of Existing Sub to use such Permits, (iii) conflict with, or result in any violation of, or default or loss of a benefit under, or cause or permit the termination of, or cause or permit the acceleration under, the terms of any Personalty Lease, Assigned Contract or domestic (federal,







                                      19.

state or local) or foreign law, judgment, order, decree, statute, code, law, ordinance, rule or regulation (collectively, "LAWS") applicable to any of the Contributed Assets or Existing Sub or any of Existing Sub's respective assets and properties, (iv) result in the creation or imposition of any Encumbrance upon any of the Contributed Assets or any portion thereof or (v) result in the creation of any Lien upon the Shares. Except as set forth in Schedule 5.2(c), no consent, approval, order or authorization of, or registration, declaration or filing with, any Authority and no consent, approval or authorization of any Person is required to be made or obtained by Parent or Existing Sub in connection with the execution and delivery of this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including, without limitation the Contribution and the sale of Shares to Buyers.

        5.3 SHARES OF EXISTING SUB. Parent holds of record and owns beneficially, as of the date hereof, 100 shares of Common Stock, and after the Contribution, it will own 1,450,000 shares of Common Stock of Existing Sub, free and clear of any Liens, options, warrants, purchase rights contracts, commitments, equities, claims and demands. Parent is not a party to, nor has it taken any steps to become a party to, any option, warrant, purchase right or other contract (other than this Agreement) or commitment that could require it to sell, transfer or otherwise dispose of any of the shares of capital stock of Existing Sub or any interest therein or right thereto. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

        5.4 CAPITALIZATION. As of the date hereof, the authorized capital stock of Existing Sub consists solely of 1,000 shares of Common Stock, par value
$1.00 per share (the "COMMON STOCK"), of which 100 shares are issued and outstanding and all of such outstanding shares are owned beneficially and of record by Parent. Immediately following the Contribution, the authorized capital stock of Existing Sub will consist solely of 1,450,000 shares of Common Stock, all of which will be issued and outstanding and all of such outstanding shares will be owned beneficially and of record by Parent. Immediately following the purchase of the Shares, the authorized capital stock of Existing Sub shall consist solely of 1,450,000 shares of Common Stock, 1,000,000 of which shall be issued and outstanding, 100,000 of which will be owned beneficially and of record by Parent and 900,000 of which will be owned beneficially and of record by Buyers. All of the issued and outstanding shares of Common Stock have been duly authorized, are validly issued, fully paid and nonassessable. The shares of Common Stock of Existing Sub to be issued in connection with the Contribution will, when issued, be duly authorized, validly issued, fully paid and nonassessable. At the Closing, Parent shall have and Buyers shall acquire, good and valid title to the Shares free and clear of any Encumbrances. Other than pursuant to transactions contemplated hereunder, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require Existing Sub to issue, sell or otherwise cause to become outstanding any of its capital stock or any securities exercisable for, exchangeable for or convertible into such capital stock. There are no outstanding or authorized share appreciation, phantom share, profit participation or similar rights with respect to the capital stock of Existing Sub.




                                      20.

        5.5 SEC REPORTS.

            (a) The proxy statement of Parent to be filed with the Securities and Exchange Commission (the "SEC") in connection with the transactions contemplated under this Agreement (the "PARENT PROXY STATEMENT") and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Securities Exchange Act of 1934 (the "EXCHANGE ACT"). At the time the Parent Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of Parent and at the time such stockholders vote on the approval and adoption of this Agreement, the Parent Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading. The foregoing representations and warranties will not apply to statements or omissions included in the Parent Proxy Statement or any amendment or supplement thereto based upon information furnished to the Parent by Buyers for use therein.

            (b) Parent has filed all proxy statements, reports and other documents required to be filed by it under the Exchange Act since December 31, 1997; and Parent has furnished the Purchaser copies of its Annual Report on Form 10-K for the fiscal years ended December 31, 1997, and all proxy statements and reports under the Exchange Act filed by Parent after such date, each as filed with the SEC (collectively, the "SEC REPORTS"). Each SEC Report was in compliance with the requirements of its respective report form and did not on the date of filing contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

        5.6 FINANCIAL STATEMENTS.

            (a) The financial statements (including any related schedules and/or notes) included in the SEC Reports have been prepared in accordance with GAAP consistently applied (except as indicated in the notes thereto) throughout the periods involved and fairly present the consolidated financial condition, results of operations, changes in stockholders' equity and cash flows of Parent and its Subsidiaries as of the dates thereof and for the periods ended on such dates (except for lack of footnotes and in each case subject, as to interim statements, to changes resulting from year-end adjustments, which in the aggregate will not be material in amount or effect).

            (b) Attached hereto as Schedule 5.6(a) are the following financial statements of the Business (the "PRO-FORMA FINANCIAL STATEMENTS"): (i) the audited balance sheet of the Business as of December 31, 1997 and the unaudited balance sheets of the Business as of each month end from January 31, 1998 to May 31, 1998 (the "1998 MONTHLY PERIODS") and (ii) audited statements of income and cash flows for the fiscal year ended December 31, 1997 (the "1997 INCOME STATEMENT") and unaudited statements of income and cash flows for each of the 1998 Monthly Periods. From the date of this Agreement to the Closing Date, Parent shall provide to Buyers monthly unaudited balance sheets and statements of income and cash flows for each of Parent and the Business in the form of
Exhibit 5.6(b) attached hereto (the "INTERIM FINANCIAL STATEMENTS") as promptly as practicable (and in any event within 20 days) after the






                                      21.

end of each month and, in the case of the Interim Financial Statements for the month ending prior to the Closing, prior to the Closing Date only if the Closing occurs on or following the 20th day of the month. The Pro-Forma Financial Statements (including the notes thereto) and the Interim Financial Statements present (or will present) fairly the financial condition of Parent and the Business as of such dates and the results of operations of Parent and the Business for such periods, are correct and complete, and are consistent with the books and records of Parent and the Business and have been prepared in accordance with GAAP, applied on a consistent basis (except for the absence of footnotes and in each case subject, as to interim statements, to changes resulting from year-end adjustments, which in the aggregate will not be material in amount or effect).

        5.7 INSURANCE. Schedule 5.7 sets forth a list, as of the date hereof, of all material casualty, general liability and other insurance maintained by Parent and, as of the Closing, Existing Sub, for the benefit of the Business (the "INSURANCE POLICIES") and a list and brief description of all claims made by Parent since January 1, 1994 against any of its insurance policies. Each of the insurance Policies is in full force and effect and no written notice has been received by Parent nor, as of the Closing, Existing Sub from any insurance carrier purporting to cancel coverage under any of the Insurance Policies which are currently in effect. Except as set forth in Schedule 5.7, to Parent's knowledge, there are no pending material claims against the Insurance Policies by Parent with respect to the Business as to which the insurers have denied liability. Parent has made timely premium payments with respect to all of the Insurance Policies.

        5.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in
Schedule 5.8, since December 31, 1997, neither Parent nor Existing Sub has directly or indirectly:

            (a) made any change in its accounting methods or practices (including estimation methodologies) or any revaluation of any asset or property;

            (b) operated the Business in a manner other than in the ordinary course of business, consistent with past practice and business policies;

            (c) sustained any damage, destruction, or casualty loss whether or not covered by insurance, to any of the assets of the Business in excess of $20,000 individually, and no more than $50,000 in the aggregate;

            (d) incurred any material obligation or liability (fixed or contingent) in respect of or affecting the Business (in the case of Parent) or any of the Contributed Assets except (i) trade obligations incurred in the operation of the Business in the ordinary course, consistent with past practice,
(ii) obligations and liabilities under any Commitment set forth in Schedule 5.11 or under any contracts, agreements, plans, policies or arrangements which would have been required to have been listed in Schedule 5.11 except that they provide for payments in an amount less than the applicable amount set forth in Section
5.11 or they are otherwise excludable from Schedule 5.11 in accordance with
Section 5.11, and (iii) obligations and liabilities under this Agreement, and
(vi) obligations and liabilities which, in accordance with GAAP consistently applied, would not be required to be recorded on a consolidated balance sheet of Parent or a balance sheet of Existing Sub.;



                                      22.

            (e) made any amendment to its or Existing Sub's certificate of incorporation or by-laws;

            (f) sold, assigned, transferred or granted any license or sublicense of any rights, title or interest under or with respect to any Intellectual Property Rights, in the case of Parent, Related to the Business;

            (g) sold, leased, transferred, or assigned any assets, tangible or intangible, in the case of Parent, Related to the Business other than for fair consideration. in the ordinary course of business, but in no event any non-inventory assets, tangible or intangible, in the case of Parent, Related to the Business for any amount in excess of $10,000;

            (h) effected any increase, direct or indirect, in the compensation paid or payable to any salaried employee, agent or independent contractor (of the Business in the case of Parent), other than in the ordinary course of business and, in any event, not to exceed 5%; or engaged any new employee involving annual compensation in excess of $50,000 or made any general "across-the board" increase in wage rates for any category of hourly employees;

            (i) made any material increase in or commitment to materially increase any employee benefits or adopted or made any commitments to adopt any additional employee benefit plan;

            (j) made or entered into any contracts or commitments to make any capital expenditures in excess of $25,000 in the aggregate;

            (k) mortgaged, pledged or subjected to any Encumbrance any of the assets;

            (l) amended or terminated any of its Assigned Contracts, Real Property Leases, or Personalty Leases;

            (m) waived or released any other right of material value; or

            (n) agreed, whether in writing or otherwise, to take any action described in this Section 5.8.

        Except as set forth in Schedule 5.8, since December 31, 1997, (a) Parent has not significantly changed any of its business policies with respect to the Business and (b) without limiting any of the foregoing, there has not been any material adverse effect or change on the business, assets, liabilities, operations, results of operations or financial condition of the Business.

        5.9 TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES.

            (a) Parent has, prior to the date of consummation of the Contribution, and as of the date of consummation of the Contribution, Existing Sub, shall have good and valid title to all of the Contributed Assets (tangible and intangible, other than real properties), free and clear of all imperfections of title and all Encumbrances, except (i) as set forth in Schedule 5.9(a) and
(ii) for such imperfections of title and Encumbrances, if any, as do not individually interfere with






                                      23.

or affect the present or contemplated use or value of the asset or property to which it attaches. The Contributed Assets constitute all of the assets, tangible and intangible, of any nature whatsoever, used in operating the Business in the manner presently operated by Parent or Existing Sub.

            (b) Neither Parent nor, as of the Closing, Existing Sub owns any real property. Schedule 5.9(b) lists all real property Related to the Business leased by Parent or, as of the Closing, Existing Sub (the "LEASED REAL PROPERTY" and the leases to such real property, the "REAL PROPERTY LEASES"). Parent has and, as of the Closing, Existing Sub, will have good, valid and binding leasehold title to its leased real properties Related to the Business, free and clear of all imperfections of leasehold title and all Encumbrances, other than as set forth in Schedule 5.9(b) and such imperfections of leasehold title and Encumbrances, if any, as do not individually materially interfere with or affect the current use or the value of the property to which it attaches or otherwise have a material adverse effect on the conduct of the Business (imperfections of title and Encumbrances specifically described in this sentence and in clauses
(i) and (ii) of subparagraph (a) above shall be included in the term "PERMITTED ENCUMBRANCE"). There are no existing defaults, and no events or circumstances have occurred which, with or without notice or lapse of time or both, would constitute defaults, under any of the Real Property Leases. None of the real property Related to the Business leased by Parent or, as of the Closing, Existing Sub, is subject to any leases or rights of occupancy by any third party. Except as set forth on Schedule 5.9(b), there are no options, rights of first refusal, rights of first offer or other similar rights in favor of any Person other than Parent, prior to the date of consummation of the Contribution, with respect to the real property used in connection with the Business.

        5.10 CONDITION OF BUILDINGS, STRUCTURES, EQUIPMENT, ETC. Except as set forth on Schedule 5.10, the Equipment, buildings, facilities, utilities, leasehold and other improvements, fixtures, structures, any related capitalized items and other tangible property included in the Contributed Assets, (i) are in good operating condition and repair (normal wear and tear excepted), free (in the case of buildings or structures located on the Real Properties) of any structural or engineering defects, (ii) are subject to continued repair and replacement in accordance with past practice and all applicable laws and regulations; and (iii) are suitable and sufficient for the conduct of the Business as conducted on the date hereof..

        5.11 AGREEMENTS, PLANS, ARRANGEMENTS, ETC. Except as set forth in
Schedule 5.11, neither Parent nor Existing Sub (either currently or as of the Closing Date) is a party to any contract, agreement, plan, policy or arrangement, in the case of Parent, Related to the Business that is of a type described below:

            (i) any lease agreement (whether as lessor or lessee) relating to personal property, including the Personalty Leases other than those lease agreements (1) listed in Schedule 2.2(c) or (2) which are cancelable on not more than thirty days' notice and do not in any case provide for a rental of more than $500 per month;

            (ii) any agreements with officers, directors, stockholders, consultants, or contractors, or any other agreement with employees, except for agreements with employees who are not officers or directors where the aggregate amount of such agreements is not in excess of $10,000;



                                      24.

            (iii) any sales order or other agreement for the sale of goods, materials, supplies, machinery, capital assets or services in excess of $50,000 in any one case, other than sales of inventory in the ordinary course of business not in excess of $10,000 in any one case;

            (iv) any purchase order or; other agreement for the purchase of goods, materials and supplies having a value in excess of $10,000, other than in the ordinary course of business, consistent with past practice;

            (v) any agreement not terminable at will by Parent or, as of the Closing, Existing Sub and granting to any Person a right at such Person's option to purchase or acquire any asset or property Related to the Business (or any interest therein) except for agreement relating to payments, in the aggregate, not in excess of $10,000;

            (vi) any agreement granting any Person an Encumbrance on any Contributed Asset or any asset of Existing Sub;

            (vii) any agreement for the construction or modification of any building or structure or for the incurrence of any other capital expenditure with an outstanding balance in excess of $10,000;

            (viii) any agreement which restricts any party thereto from (A) entering into or competing in any line of business, (B) acquiring any product or other asset or any services from any other Person, selling any product or other asset to or performing any services for any other Person or transacting business or dealing in any other manner with any other Person, or (C) developing or distributing any technology, or which contains restrictions on its ability to conduct business activities or contains restrictions on the soliciting or hiring of employees;

            (ix) any confidentiality agreement pertaining to the Business with any other Person, other than Buyers or their respective affiliates; and

            (x) collective bargaining or other agreements with any labor union;

            (xi) any agreement pursuant to which a joint venture or partnership has been formed or will be formed or is governed;

            (xii) any agreement relating to the acquisition or disposition by Existing Sub of any business or the capital stock of any other Person;

            (xiii) any agreement under which Parent agrees to indemnify any Person or to share Tax liability of any Person;

            (xiv) any other contract of a type not described above materially affecting the Business or any of the Contributed Assets or the Assumed Liabilities or involving an obligation on the part of Parent in excess of $25,000; and

            (xv) any license agreement, assignment, contract or other arrangement or understanding (whether as licensor or licensee, assignor or assignee) relating to the acquisition, transfer, use, development, sharing or license of any of the Intellectual Property Rights or which






                                      25.

is used, or necessary for use of any of the Contributed Assets or performance by Existing Sub of any the services specified or otherwise required or necessary for the operation of the Business or the performance by Parent or Existing Sub under the Interim Services Agreement (collectively, the "LICENSE AGREEMENTS"), or any agreement understanding, right or arrangement under which any Person has, would or could acquire any ownership, marketing, use or other rights or interest in, or could restrict the use of, the Intellectual Property Rights or any Intellectual Property Rights created, developed or used by Parent or Existing Sub in connection with its performance under the Interim Services Agreement.

        Correct and complete copies of all agreements, plans, policies and arrangements (or, where they are oral, true and complete written summaries thereof) required to be listed on Schedule 5.11, including, without limitation, any amendment, modification, waiver, supplement, purchase order, letter or agreement or understanding related to any agreement, plan, policy or arrangement required to be specified above which changes the rights or obligations of Parent or, as of the Closing, Existing Sub, or any other party thereto (collectively, together with the Real Property Leases, referred to herein as the "COMMITMENTS"), have been provided to Buyers or their respective representatives before the date hereof Except as otherwise set forth in Schedule 5.11, (i) each Commitment is valid, in full force and effect and enforceable in accordance with its terms, (ii) there has not occurred any default or breach by Parent or, as of the Closing, Existing Sub, or any event which, with the lapse of time, the giving of notice or the election of any Person, or any combination thereof, will become a default (including, without limitation, any violation of the usage terms, royalty provisions or other terms of any Licensing Agreement), nor, to Parent's knowledge after due inquiry, has there occurred any default by others or any event which, with the lapse of time, the giving of notice or the election of Parent or, as of the Closing, Existing Sub, will become a default under any of the Commitments, and (iii) each Commitment to be assigned to Existing Sub hereunder is assignable to Existing Sub without the consent of any party thereto or any necessary consents have been obtained.

        5.12 LEGAL PROCEEDINGS. Except as set forth on Schedule 5.12, there is no claim, prosecution, suit, action, inquiry, arbitration or proceeding pending or, to the best of Parent's knowledge, after due inquiry, threatened against or affecting any of the Contributed Assets, Existing Sub or Related to the Business, involving amounts in the aggregate not greater than $50,000, or which questions or challenges the validity of this Agreement or any Ancillary Document or any action to be taken by Parent, Existing Sub or Buyers pursuant to this Agreement or in connection with the transactions contemplated hereby; nor is there any judgment, decree, injunction, rule or order of any Authority or arbitrator outstanding against or affecting the Business or any property or asset held or maintained by Parent or, as of the Closing Date, Existing Sub and otherwise Related to the Business.

        5.13 NOTICE OF PROCEEDING, VIOLATION, ETC. Except as set forth in
Schedule 5.13, no written notice or oral or written communication from any Authority of any violation of any Law applicable to any Property or asset held or maintained by Parent and Related to the Business or by Existing Sub has been filed or communicated to Parent or Existing Sub. Parent has delivered to Buyers correct and complete copies of all such notices or communications filed or received prior to the date of this Agreement, and Parent will, prior to Closing, deliver correct and complete copies of any such notices or communications filed or received subsequent to the date of this Agreement.





                                      26.

        5.14 INTELLECTUAL PROPERTY.

            (a) Schedule 2.2(d) sets forth, with respect to each trademark included in the Intellectual Property Rights, (i) an identification of such Intellectual Property Right, and (ii) the names of the jurisdictions covered by the applicable registration or application. Schedule 5.11 identifies each Intellectual Property Right licensed to or by Parent by or to any Person, and identifies the License Agreement under which such Intellectual Property Right is being licensed to or by Parent. Parent has and, as of the Closing Date, Existing Sub will have, (1) good and valid title to all of the Intellectual Property Rights identified in Schedule 2.2(d), free and clear of all Encumbrances, (2) the right to use, transfer, license or encumber such Intellectual Property Rights and (3) a valid right to use all Intellectual Property Rights identified in Schedule 5.11. Neither Parent nor, as of the Closing, Existing Sub, is obligated to make any payment to any Person for the use of any Intellectual Property Right, nor is Parent or, as of the Closing, Existing Sub subject to any restriction related thereto, except pursuant to the License Agreements specified in Schedule 5.11.

            (b) Parent has used reasonable efforts to employ measures and precautions necessary to protect and maintain the confidentiality and secrecy of all Intellectual Property Rights (except Intellectual Property Rights whose value would be unimpaired by public disclosure). Parent has not (other than to employees of Parent, or consultants or independent contractors pursuant to confidentiality agreements, or pursuant to License Agreements identified in
Schedule 5.11) disclosed or delivered to any Person, or permitted the disclosure or delivery to any Person of, (i) the source code, or any portion or aspect of the source code, of any Intellectual Property Right, or (ii) the object code, or any portion or aspect of the object code, of any Intellectual Property Right.

            (c) All trademarks and other rights included in Intellectual Property Rights and held by Parent or, as of the Closing, Existing Sub are valid and subsisting. There are no patents, registered copyrights, service marks or copyrights which are held by Parent or Existing Sub and which are Related to the Business. None of the Intellectual Property Rights currently infringes or conflicts with any Intellectual Property Right owned or used by any other Person. Neither Parent nor Existing Sub is infringing, misappropriating or making any unlawful use of, and neither Parent nor Existing Sub has at any time infringed, misappropriated or made any unlawful use of, any Intellectual Property Right owned or used by any other Person, nor is Parent aware of any grounds for any bona fide claim thereof. Neither Parent nor Existing Sub has received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of any Intellectual Property Right owned or used by any other Person. To the best knowledge of Parent, no other Person is infringing, misappropriating or making any unlawful use of, and no Intellectual Property Right owned or used by any other Person infringes or conflicts with, any Intellectual Property Right. Neither Parent nor Existing Sub has entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property Right, other than indemnification provisions contained in License Agreements as designated in Schedule 5.11.

            (d) The Intellectual Property Rights contributed by Parent to Existing Sub pursuant to Section 2.2(d) and identified in Schedule 2.2(d) constitute all the Intellectual Property Rights used by Parent and Existing Sub to conduct the Business in the manner in which






                                      27.

the Business is being conducted. Parent has not and, as of the Closing Date, Existing Sub, will have not licensed any of the Intellectual Property Rights to any Person on an exclusive basis or pursuant to any agreement or arrangement which restricts the ability of Existing Sub or any other Person to use or license any Intellectual Property Right.

        5.15 PERMITS, LICENSES, ETC. Parent and, as of the Closing Date, Existing Sub, possesses all Permits required by any Law or Authority for the conduct of the Business as conducted as of the date hereof, all of such Permits are in full force and effect; and Parent has, and as of the Closing Date, Existing Sub, will have materially complied with at all times and is in compliance in all material respects with all Permits. Schedule 5.15 sets forth a complete and accurate list of all such Permits. Except as otherwise indicated on
Schedule 5.15, all of the Permits to be assigned to Existing Sub hereunder shall be assigned as of the Closing Date to Existing Sub and neither such assignment nor any of the transactions contemplated under this Agreement requires the consent of any Authority or any other Person. No suspension, termination, modification or cancellation of any Permit is pending, or to the best of Parent's knowledge, after due inquiry, threatened, and Parent has no reason to believe, after due inquiry, that any Authority or any other Person intends to cancel, suspend, modify or terminate any of such Permits or that valid grounds for any cancellation, suspension, modification or termination currently exist and no proceeding is pending, or to the best of Parent's knowledge, after due inquiry, threatened with respect to any alleged failure to hold all Permits required to conduct the Business. No event has occurred or circumstance exists that may (with or without notice or lapse of time) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Permit listed or required to be listed in Part 5.15 of the Disclosure Schedule, or result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any such Permit. Neither Parent nor Existing Sub has received, at any time since January 1, 1997, any notice or other communication (whether oral or written) from any Authority or any other person or entity regarding any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Permit.

        5.16 COMPLIANCE WITH LAWS. The Business has been at all times and is being conducted in compliance with all Laws in all material respects. No investigation is pending or, to the best of Parent's knowledge, after due inquiry, threatened by any Authority with respect to any violation of any Law by Parent or Existing Sub in connection with the Business. No "bulk sales" law is applicable to the transactions contemplated hereby.

        5.17 EXISTING SUB AND THE BUSINESS.

             (a) Prior to the Contribution, Existing Sub owned no assets, had no Subsidiaries and had no liabilities of any kind, character or nature whatsoever, whether known or unknown, accrued, absolute, contingent determined, determinable or otherwise and did not engage in any conduct of any business since July 1, 1993. As of the Closing Date, Existing Sub will own only the Contributed Assets and other than the Assumed Liabilities and the liability pursuant to the Debt Financing (including liability for Buyer's Expenses), Existing Sub will have no other liabilities of any kind, character or nature whatsoever, whether known or unknown, accrued, absolute, contingent, determined, determinable or otherwise.



                                      28.

            (b) Except as disclosed on Schedule 5.17, (i) the Contributed Assets include all assets and properties which are Related to the Business, and (ii) the Contributed Assets will, as of the Closing Date, include all of the assets and properties required to conduct the Business as it is presently being conducted.

        5.18 EMPLOYMENT MATTERS.

            (a) Parent and each of its Subsidiaries, including, without limitation, Existing Sub, (i) are in compliance in all material respects with all applicable federal, state and local laws, rules and regulations (domestic and foreign) respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) have withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) are not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) are not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for Employees.

            (b) No work stoppage or labor strike against Parent or any of its Subsidiaries, including, without limitation, Existing Sub, by Employees is pending or threatened or, except as set forth in Schedule 5.18, has been threatened since January 1, 1990. Except as set forth in Schedule 5.18, neither Parent nor any of its Subsidiaries, including, without limitation, Existing Sub,
(i) is involved in or threatened with any labor dispute, grievance, or litigation relating to labor matters involving any Employees, including, without limitation, violation of any federal, state or local labor, safety or employment laws (domestic or foreign), charges of unfair labor practices or discrimination complaints; (ii) has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or the Railway Labor Act; or (iii) is presently, nor has been in the past a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no such agreement or contract is currently being negotiated by Existing Sub, Parent or any of their Affiliates. No Employees are currently represented by any labor union for purposes of collective bargaining and no activities the purpose of which is to achieve such representation of all or some of such Employees are threatened or ongoing.

        5.19 TAX MATTERS.

            (a) Except as set forth on Schedule 5.19:

                (i) each of Existing Sub, each of its Subsidiaries and any Tax Affiliate, has timely filed, in accordance with all applicable laws, all Tax Returns required to be filed by it and paid all Taxes due by it, whether or not such Taxes are or are required to be shown on any Tax Return;

                (ii) there is no action, suit, proceeding, investigation, audit, claim or assessment pending or, to the knowledge of Existing Sub, any of its Subsidiaries or Parent, proposed or threatened with respect to Taxes of Existing Sub, any of its Subsidiaries or any Tax Affiliate;




                                      29.

                (iii) all amounts required to be collected or withheld by Existing Sub or any of its Subsidiaries with respect to Taxes have been duly collected or withheld and all such amounts that are required to be remitted to any Authority have been duly remitted;

                (iv) no extension of time within which to file any Tax Return that relates to Existing Sub, any of its Subsidiaries or any Tax Affiliate has been requested, which Tax Return has not since been filed;

                (v) there are no waivers or extensions of any applicable statute of limitations for the assessment or collection of Taxes with respect to any Tax Return of Existing Sub, any of its Subsidiaries or any Tax Affiliate, which waiver or extension remains in effect;

                (vi) there are no tax rulings, requests for rulings, or closing or other similar agreements known to Parent to which Existing Sub, any of its Subsidiaries or any Tax Affiliate is a party or is subject which could affect Existing Sub's liability for Taxes for any period after the Closing Date;

                (vii) there are no outstanding subpoenas or requests for information by any Authority with respect to any Taxes of Existing Sub, any of its Subsidiaries or any Tax Affiliate;

                (viii) to Parent's knowledge after due inquiry, there are no material proposed reassessments by any Taxing authority of any property owned or leased by Existing Sub;

                (ix) Existing Sub does not nor could it reasonably be expected to have, any liability in respect of Taxes, under an indemnification agreement or on a transferee liability theory, of any person or entity (other than Parent), which indemnification agreement or application of a transferee liability theory relates to an acquisition, disposition or similar transaction occurring on or prior to the Closing Date;

                (x) no taxing authority in a jurisdiction where Existing Sub, any of its Subsidiaries or any Tax Affiliate does not file Tax Returns has made a claim or assertion that Existing Sub, any of its Subsidiaries or any Tax Affiliate is subject to Tax in such jurisdiction;

                (xi) all Tax Returns of Existing Sub and each Tax Affiliate with respect to taxable periods through the year ended December 31, 1993 have been examined and closed or are Tax Returns with respect to which the applicable statue of limitations has expired (taking into account any waivers or extensions thereof);

                (xii) neither Existing Sub nor any Tax Affiliate has filed a consent under Section 341(f) of the Code or any comparable provision of state, local or foreign law;

                (xiii) Existing Sub has not agreed nor is it required to include in income any adjustment pursuant to Section 481(a) of the Code (or similar provisions of state, local or foreign law) by reason of a change in accounting method or otherwise, and, to the knowledge of Parent or Existing Sub, the IRS (or other Authority) has not proposed, and is not considering, any such change in accounting method;




                                      30.

                (xiv) Existing Sub has not disposed of property in a transaction being accounted for under the installment method pursuant to Section 453 of the Code;

                (xv) no excess loss account (as described in Treasury Regulation
Section 1.1502-19) exists with respect to any of the Subsidiaries;

                (xvi) Neither Existing Sub nor any of its Subsidiaries has any deferred gain arising from an intercompany transaction (as described in Treasury Regulation Section 1.1502-13);

                (xvii) Existing Sub is not a party to any agreement that could result in the payment of a non-deductible "excess parachute payment" within the meaning of Section 280G of the Code;

                (xviii) complete copies of (A) federal income Tax Returns, including amended Tax Returns, for Existing Sub, each of its Subsidiaries and each Tax Affiliate and (B) state and local income Tax and other Tax Returns, including amended Tax Returns, of Existing Sub, each of its Subsidiaries and each Tax Affiliate, that have been filed with respect to taxable periods beginning on or after January 1, 1993 through the date hereof, have been delivered or made available to the Buyers; and

                (xix) None of the Contributed Assets is tax-exempt use property under Section 168(h) of the Code. None of the Contributed Assets is property that Existing Sub is required to treat as being owned by any other person pursuant to the safe harbor lease provisions of former Section 168(f)(8) of the Code.

            (b) All Tax Returns filed by Existing Sub, each of its Subsidiaries and each Tax Affiliate are true and correct in all material respects.

            (c) Each of Existing Sub and each Tax Affiliate has provided to the Buyers copies of all revenue agent's reports and other written assertions by Authorities of deficiencies or other liabilities for Taxes of Existing Sub or such Tax Affiliate with respect to past periods for which the limitations period has not run and each of such items has been set forth on Schedule 5.19.

            (d) Any adjustment of Taxes of Existing Sub, any of its Subsidiaries or any Tax Affiliate made by the IRS in any examination which is required to be reported to the appropriate state, local or foreign taxing authorities has been so reported, and any additional Taxes due with respect thereto have been paid except for amounts that Existing Sub, any of its Subsidiaries or any Tax Affiliate is contesting in good faith, as set forth on
Schedule 5.19.

            (e) There are no Liens on any of the Contributed Assets that arose in connection with any failure (or alleged failure) to pay any Tax (except for Liens for Taxes not yet assessed, due or payable).

            (f) No withholding is required in connection with any of the transactions contemplated hereunder pursuant to Section 1445 of the Code either because (i) Parent is a U.S.






                                      31.

Person as defined in Section 7701(a)(30) of the Code or (ii) Existing Sub is not a United States Real Property Holding Corporation as defined in Section 897 of the Code.

            (g) There are no documentary, sales, use, stamp, excise, transfer or other taxes (collectively, "TRANSFER TAXES") payable in connection with the transfer of the Contributed Assets, the assumption of the Assumed Liabilities, the Repurchase and the sale of the Shares, which Transfer Taxes become payable in connection with the transactions consummated pursuant to this Agreement and the Ancillary Documents.

        5.20 EMPLOYEE BENEFIT PLANS.

            (a) For purposes of this Agreement, the following terms shall have the meanings set forth below:

            "BENEFIT PLAN" means each plan, program, policy, payroll practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits of any kind, whether formal or informal, funded or unfunded, written or oral and whether or not legally binding, including, without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA and each "multi-employer plan" within the meaning of Sections 3(37) or 4001(a)(3) of ERISA.

            "COMPANY BENEFIT PLAN" means each Benefit Plan (other than an Employee Agreement) which is now or previously has been sponsored, maintained, contributed to, or required to be contributed to, or with respect to which any withdrawal liability (within the meaning of Section 4201 of ERISA) has been incurred, by Existing Sub, Parent, any Subsidiary or any ERISA Affiliate for the benefit of any Employee, or pursuant to which Existing Sub, Parent, any Subsidiary or any ERISA Affiliate has or may have any liability, contingent or otherwise.

            "DEPARTMENT" means the U.S. Department of Labor.

            "EMPLOYEE AGREEMENT" means each management, employment, severance, consulting, non-compete, confidentiality, or similar agreement or contract between Existing Sub, Parent or any Subsidiary and any Employee pursuant to which Existing Sub, Parent or any Subsidiary has or may have any liability contingent or otherwise.

            "ERISA AFFILIATE" means each business or entity which is a member of a "controlled group of corporations," under "common control" or an "affiliated service group" with Existing Sub or Parent, as the case may be, within the me of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with Existing Sub or Parent, as the case may be, under Section 414(o) of the Code, or is under "common control" with Existing Sub or Parent, as the case may be, within the meaning of Section 4001(a)(14) of ERISA.

            "MULTI-EMPLOYER PLAN" means each Company Benefit Plan which is a "multi-employer plan" within the meaning of Sections 3(37) or 4001(a)(3) of ERISA.

            "PBGC" means the Pension Benefit Guaranty Corporation.





                                      32.

            "PENSION PLAN" means each Company Benefit Plan (other than a Multi-Employer Plan) which is an "employee pension benefit plan" within the meaning of Section 3(1) of ERISA.

            "WELFARE PLAN" means each Company Benefit Plan which is an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA.

            (b) Schedule 5.20 contains a true and complete list of each Company Benefit Plan and each Employee Agreement. Neither Parent, any of its Subsidiaries, including, without limitation, Existing Sub, nor any ERISA Affiliate has any plan or commitment, whether legally binding or not, to establish any new Company Benefit Plan, to enter into any Employee Agreement or to modify or to terminate any Company Benefit Plan or Employee Agreement (except to the extent required by law or to conform any such Company Benefit Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Buyers, or as required by this Agreement), nor has any intention to do any of the foregoing been communicated to Employees.

            (c) Existing Sub or Parent has provided, or has caused to be provided, to Buyers (i) current, accurate and complete copies of all documents embodying or relating to each Company Benefit Plan and each Employee Agreement, including all amendments thereto, written interpretations thereof and trust or funding agreements with respect thereto, (ii) the two (2) most recent annual actuarial valuations, if any, prepared for each Company Benefit Plan; (iii) the two (2) most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA in connection with each Company Benefit Plan or related trust; (iv) a statement of alternative form of compliance pursuant to Department of Labor Regulation Section 2520.104-23, if any, filed for each Company Benefit Plan which is an "employee pension benefit plan" as defined in
Section 3(2) of ERISA for a select group of management or highly compensated employees; (v) the most recent determination letter received from the IRS, if any, for each Company Benefit Plan and related trust which is intended to satisfy the requirements of Section 401(a) of the Code; (vi) if the Company Benefit Plan is funded, the most recent annual and periodic accounting of Company Benefit Plan assets; and (vii) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Company Benefit Plan.

            (d) With respect to each Company Benefit Plan (i) Existing Sub, Parent, each Subsidiary and each ERISA Affiliate have performed all material obligations required to be performed by them under each Company Benefit Plan and Employee Agreement and neither Existing Sub, Parent, any Subsidiary nor any ERISA Affiliate is in default under or in violation of, any Company Benefit Plan, (ii) each Company Benefit Plan has been established and maintained in accordance with its terms and in substantial compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA and the Code, including without limiting the foregoing, the timely filing of all required reports, documents and notices, where applicable, with the IRS and the Department; (iii) each Company Benefit Plan intended to qualify under
Section 401 of the Code is, and since its inception has been, so qualified and a determination letter has been issued by the IRS to the effect that each such Company Benefit Plan is so qualified and that each trust forming a part of any such Company Benefit Plan is exempt from tax pursuant to Section 501(a) of the Code and no circumstances exist which could adversely affect this qualification or exemption; (iv) no "prohibited






                                      33.

transaction," within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Company Benefit Plan; (v) no action or failure to act and no transaction or holding of any asset by, or with respect to, any Company Benefit Plan has or may subject Existing Sub, Parent, any Subsidiary or any ERISA Affiliate or any fiduciary to any tax, penalty or other liability, whether by way of indemnity or otherwise, (vi) there are no actions, proceedings, arbitrations, suits or claims pending, or to the knowledge of Existing Sub, Parent, any Subsidiary or any ERISA Affiliate, threatened or anticipated (other than routine claims for benefits) against Existing Sub, Parent, any Subsidiary or any ERISA Affiliate or any administrator, trustee or other fiduciary of any Company Benefit Plan with respect to any Company Benefit Plan or Employee Agreement, or against any Company Benefit Plan or against the assets of any Company Benefit Plan; (vii) no event or transaction has occurred with respect to any Company Benefit Plan that would result in the imposition of any tax under Chapter 43 of Subtitle D of the Code; (viii) each Company Benefit Plan can be amended, terminated or otherwise discontinued without liability to Existing Sub, Parent, any Subsidiary or any ERISA Affiliate; (ix) Existing Sub, Parent, each Subsidiary and each ERISA Affiliate have made all payments to or in respect of all Company Benefit Plans required to have been made prior to the date hereof, and will make a pro-rata payment for the period ending as of the Closing Date, in each case which are required by each Company Benefit Plan, each related trust, each collective bargaining agreement or by law to be made to, or with respect to each Company Benefit Plan (including all insurance premiums or intercompany charges with respect to each Company Benefit Plan); (x) no Company Benefit Plan is under audit or investigation by the IRS, the Department or the PBGC, and to the knowledge of Existing Sub, Parent, any Subsidiary or any ERISA Affiliate no such audit or investigation is pending or threatened; and (xi) no liability under any Company Benefit Plan has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company as to which Existing Sub, Parent or any Subsidiary has received notice that such insurance company is insolvent or is in rehabilitation or any similar proceeding.

            (e) Neither Existing Sub, Parent, any Subsidiary, nor any ERISA Affiliate presently sponsors, maintains, contributes to, nor is Existing Sub, Parent, any Subsidiary or any ERISA Affiliate required to contribute to, nor has Existing Sub, Parent, any Subsidiary or any ERISA Affiliate ever sponsored, maintained, contributed to, or been required to contribute to, a Pension Plan which is subject to Title IV of ERISA.

            (f) At no time since September 25, 1980 has Existing Sub, Parent, any Subsidiary or any ERISA Affiliate contributed to or been required to contribute to, or incurred any withdrawal liability (within the meaning of Section 4201 of ERISA) to any Multi-Employer Plan.

            (g) Neither Existing Sub, Parent, any Subsidiary nor any ERISA Affiliate (i) maintains or contributes to any Company Benefit Plan which provides, or has any liability to provide, life insurance, medical, severance or other employee welfare benefits to any Employee upon his retirement or termination of employment, except as may be required by Section 4980B of the Code; or (ii) has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical, severance or other employee welfare benefits upon






                                      34.

their retirement or termination of employment, except to the extent required by
Section 4980B of the Code.

            (h) The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Company Benefit Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of Existing Sub, Parent or Buyers to amend or terminate any Company Benefit Plan. No payment or benefit which will or may be made by Existing Sub, Parent, any Subsidiary, Buyers or any of their respective affiliates with respect to any Employee will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code.

            (i) No Company Benefit Plan or Employee Agreement is funded by a trust described in Section 501(c)(9) of the Code.

            (j) With respect to each Welfare Plan, all claims incurred (including claims incurred but not reported) by Employees thereunder for which Existing Sub or Parent is, or will become, liable are (i) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims; (ii) covered under a contract with a health maintenance organization (an "HMO") pursuant to which the HMO bears the liability for such claims, or (iii) reflected as a liability or accrued for on the Closing Balance Sheet and each such claim will be separately identified under Working Capital Liabilities category.

            (k) Neither Existing Sub nor Parent has any liability, contingent or otherwise, to, or with respect to any Benefit Plan (other than the Company Benefit Plans and Employee Agreements which are listed on Schedule 5.20), which is now or previously has been sponsored, maintained, contributed to, or required to be contributed to, by Existing Sub, Parent, any Subsidiary or any ERISA Affiliate.

        5.21 ACCOUNTS RECEIVABLE. The accounts and notes receivable reflected on the Pro-Forma Year-End Balance Sheet as of December 31, 1997 and those accounts and notes receivable of the Business acquired or created after the date of the Pro-Forma Year-End Balance Sheet as of December 31, 1997 through and including the Closing Date, (a) were, are and shall be bona fide accounts and notes receivable created in the ordinary and usual course of business in connection with bona fide transactions and consistent with past practice, including past practice with respect to the provision of extended payment terms, (b) have been collected in full or are reasonably expected to be collected when due at their face amounts, except to the extent of the allowance for doubtful accounts reflected in the financial statements which is reasonable and consistent with past practice. Schedule 5.21 sets forth aging information on all accounts receivable.




                                      35.

        5.22 ENVIRONMENTAL MATTERS.

             (a) For purposes of this Agreement, the following terms shall have the meanings set forth below:

             "ENVIRONMENTAL LAWS" means, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act,, 42 U.S.C. Sections 9601, et seq. the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Sections 11001, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C., Sections 6901, et seq.; the Toxic Substances Control Act, 15 U.S.C. Sections 2601, et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Sections 136, et seq.; the Clean Air Act 42 U.S.C. Sections 7401, et seq.; the Clean Water Act (Federal Water Pollution Control Act), 33 U.S.C. Sections 1251, et seq.; the Safe Drinking Water Act, 42 U.S.C. Sections 300f, et seq.; the Occupational Safety and Health Act, 29 U.S.C. Sections 651, et seq.; the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. Sections 301, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Sections 5101, et seq., as in effect as of the Closing Date, all rules and regulations promulgated pursuant to any of the above statutes, and any other applicable foreign, federal, state or local law, statute, ordinance, rule or regulation governing Environmental Matters, as in effect as of the Closing Date, including any common law cause of action, all written indemnity agreements and other written contractual obligations, and all applicable judicial and administrative decisions, orders, and decrees relating to Environmental Matters, each as in effect as of the Closing Date.

             "ENVIRONMENTAL MATTER" means any matter relating to pollution, contamination, protection of the environment, human health or safety, and health or safety of employees, and any matter relating to emissions, discharges, releases or threatened releases, of Hazardous Substances into the air (indoor and outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

             "HAZARDOUS SUBSTANCES" means any pollutants, contaminants, toxic or hazardous substances, materials, wastes, constituents, compounds or chemicals (including, without limitation, petroleum or any by-products or fractions thereof, any form of natural gas, lead, asbestos and asbestos-containing materials, polychlorinated biphenyls ("PCBS") and PCB-containing equipment, radon and other radioactive elements, and urea formaldehyde foam insulation) that are regulated by any Environmental Laws.

             (b) Except as set forth in Schedule 5.22: (i) Parent and Existing Sub are, and in the last five years have been, in compliance in all material respects with all applicable Environmental Laws, including, without limitation, all permits, licenses, authorizations, registrations and other governmental consents required by applicable Environmental Laws in connection with the operation of the Business ("ENVIRONMENTAL Permits"); (ii) neither Parent nor, after the Closing, Existing Sub, has received any written notice of any claims, civil, criminal or administrative actions, suits, hearings, investigations or proceedings which are pending or, to the knowledge of Parent, threatened against the Parent or, after the Closing, Existing Sub, in each case that relate to any Environmental Matters) (iii) there are no present or, to the knowledge of Parent, former underground or aboveground storage tanks or incinerators at, on, under or






                                      36.

within any of the real property currently owned, operated, or controlled by Parent or Existing Sub; (iv) neither Parent nor Existing Sub has received any written notice or other written communication that it is or may be a potentially responsible party or otherwise liable under Environmental Law in connection with any location used for the disposal of any Hazardous Substances, and (v) during the period of Parent's and Existing Sub's ownership, lease or operation, or, to the knowledge of Parent, at any other time, there has been no release, discharge or disposal of any Hazardous Substances at, on, under, migrating from or, to the knowledge of Parent, migrating to any real property currently, or to the knowledge of Parent, formerly owned, leased or operated by Parent or Existing Sub (other than in accordance with Environmental Laws); (vi) Parent or, as of the Closing, Existing Sub holds all Environmental Permits necessary for the conduct of the Business; (vii) all Environmental Permits held by Parent and Existing Sub (currently and after the Closing) are in full force and effect; and
(viii) Parent has provided Buyers with copies of all environmental studies, reports, monitoring data, assessments, audits and information in Parents custody or under its control.

        5.23 INVENTORY. All inventories Related to the Business, including, without limitation, raw materials, packaging, finished goods, work in process, samples and trade promotional materials wherever located (collectively, the "INVENTORY") are marketable or useable in the ordinary course of the Business and are not misbranded, contaminated or defective except to the extent of any provision for obsolescence in the Pro-Forma Financial Statements or Interim Financial Statements. The Inventory has been produced according to manufacturing and quality control standards and specifications as of the date hereof.

        5.24 BOOKS AND RECORDS. All the Books and Records and accounts of Parent and its Subsidiaries are in all material respects true and complete, are maintained in accordance with good business practice and all laws applicable to its business, and accurately present and reflect in all material respects all of the transactions therein described. Parent has previously delivered to Buyers true and complete texts of all of the minutes of Existing Sub and all other minutes Relating to the Business relating to meetings of the stockholders, board of directors and committees of the board of directors of Parent and each Subsidiary for the past five years.

        5.25 TRANSACTIONS WITH AFFILIATES. Except as set forth in Schedule 5.25, none of Parent's shareholders, directors, officers, Employees, Affiliates nor any of their respective relatives or Affiliates is involved in any business arrangement or relationship with Parent (whether written or oral), and none of Parent's shareholders, directors, officers, Employee, Affiliates nor any of their respective relatives or Affiliates owns any property or right, tangible or intangible, which is used in connection with the Business.

        5.26 BROKERS. Neither Parent nor any of its Subsidiaries has engaged any finder, broker or investment adviser, and has no obligation to pay any fees, in connection with the transactions contemplated hereby, other than Growth Capital Partners and Penn Hudson Financial Group, Inc., whose fees and expenses shall be borne by Parent.

        5.27 MAJOR CUSTOMERS. Since December 31, 1997, Parent has not received oral or written notice from any customer of the Business which accounted for more than five percent (5%) of the aggregate gross sales for the year ended December 31, 1997, that such customer has





                                      37.

terminated or reduced, expects to terminate or reduce or is considering terminating or reducing any of such business.

        5.28 TRADE DEALS AND PROMOTIONS. Other than as accrued for in the Working Capital liabilities or as set forth in Schedule 5.28, Parent has not, with respect to the Business, offered or become bound by and/or is not a party to any trade deals, trade promotions or programs, trade refunds or cooperative programs or any consumer promotions and programs (including, without limitation, coupon, premiums and rebate programs), with respect to the period after December 31, 1997, whether oral or written. Since December 31, 1997, Parent has incurred such promotions liabilities only in the ordinary course of business.

        5.29 DISCLOSURE. Neither this Agreement nor any Ancillary Document nor any certificate, instrument or written statement furnished or made to Buyers by or on behalf of Parent pursuant to such documents contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading.

        5.30 SECURITIES LAW MATTERS. Parent is acquiring shares of common stock in Existing Sub in connection with the Contribution for its own account and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act of 1933, as amended.

                                    ARTICLE 6

                    REPRESENTATIONS AND WARRANTIES OF BUYERS

        Buyers hereby represents and warrants to Parent as follows:

        6.1 ORGANIZATION AND STANDING. Buyers are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation or establishment.

        6.2 AUTHORIZATION OF AGREEMENT AND ANCILLARY DOCUMENTS.

            (a) Each Buyer has all requisite corporate or equivalent power and authority to execute, deliver and perform this Agreement and all other Ancillary Documents being delivered at or prior to the Closing to which such Buyer is a party and to consummate the transactions contemplated hereby and thereby.

            (b) Each Buyer has taken all action required by Law and necessary action to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which such Buyer is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Documents to which a Buyer is a party have been duly and validly authorized, executed and delivered by such Buyer and constitute the valid and binding obligation of such Buyer enforceable against the Buyer in accordance with their respective terms.

        6.3 GOVERNMENTAL CONSENTS. Except as may be required by the HSR Act, no consent, approval, order or authorization or approval of, exemption or waiver by or registration, declaration or filing with any Authority is required to be made or obtained by any Buyer in






                                      38.

connection with the execution and delivery of this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby.

        6.4 NO CONFLICT. The execution and delivery of this Agreement and the Ancillary Documents to which each Buyer is a party by such Buyers and the consummation of the transactions contemplated hereby and thereby will not (with or without the giving of notice or the lapse of time or both) violate any provision of Laws applicable to such Buyer or any provision of its limited liability company agreement.

        6.5 ACQUISITION OF SHARES FOR INVESTMENT. The Shares purchased by Buyers pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof.

        6.6 BROKERS. Parent has not incurred and will not incur, as a result of any action taken by any Buyer, any liability for brokers, finders or other similar fee in connection with the transactions contemplated by this Agreement.

                                    ARTICLE 7

                              PRE-CLOSING COVENANTS

        7.1 REASONABLE EFFORTS; COOPERATION BY PARTIES.

             (a) In addition to all other obligations prescribed in this Agreement and subject to the terms and conditions hereof, promptly after the execution hereof, each of the parties hereto shall cooperate with each other and use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions set forth in Articles IX and X are satisfied and to consummate and make effective the transactions contemplated by this Agreement, including obtaining all consents, approvals, transfers, permissions, waivers, orders, licenses, registrations or authorizations of all courts, Authorities and other third parties which are necessary or advisable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Documents, to transfer the Business and the Contributed Assets to Existing Sub and to enable Existing Sub to enjoy after the Closing all rights and benefits under the Contributed Assets. Each of Parent, Existing Sub, and Buyers shall provide information requested by such other party pertaining to it and its Subsidiaries and Affiliates which is reasonably necessary to enable such other party to take such actions and file in a timely manner all reports and documents required to be so filed by or under applicable Law.

             (b) If any court, domestic or foreign, issues or otherwise promulgates any injunction, decree or similar order prior to the Closing which prohibits the consummation of the transactions contemplated hereby, the parties hereto will use all reasonable efforts to have such injunction dissolved or otherwise eliminated as promptly as possible and, prior to or after the Closing, to pursue any underlying litigation diligently and in good faith.





                                      39.

        7.2 CONDUCT OF BUSINESS. Except as set forth in Schedule 7.2,

             (a) During the period from the date of this Agreement until the Closing Date, except as Buyers may otherwise consent to in writing or as otherwise specifically contemplated by this Agreement or any Ancillary Document, Parent will:

             (i) operate the Business only in the usual regular and ordinary course, in accordance with past practice;

             (ii) use all reasonable efforts to keep available the services of its current employees, agents and consultants involved in the Business;

             (iii) maintain all the Contributed Assets to enable them to be operated after the Closing in the manner in which they are currently operated (ordinary wear and tear excepted);

             (iv) maintain insurance in full force and effect with respect to the Business with responsible companies, comparable in amount, scope and coverage to that in effect on the date of this Agreement;

             (v) use all reasonable efforts to preserve its favorable business relationships with the suppliers, licensors, licensees, customers, brokers and distributors and others having business dealings involving the Business, and to preserve the ongoing operations of the Business;

             (vi) preserve and protect its ownership, license or other rights or interest in all Intellectual Property, including all rights to Intellectual Property set forth on Schedule 2.2(d) and rights under all agreements set forth on Schedule 5.11;

             (vii) maintain its Books and Records in the usual, regular and ordinary manner, on a basis consistent with prior years;

             (viii) perform and comply with its obligations under the Assigned Contracts, Real Property Leases, Personalty Leases and the Permits listed on the Schedules.

             (b) During the period from the date of this Agreement until the Closing Date, except as set forth on Schedule 7.2(b) or as Buyers may otherwise consent to in writing (provided that such writing need not be requested or delivered in accordance with the notice procedures set forth in Section 13.7) or as otherwise specifically contemplated by this Agreement, Parent will not, Existing Sub will not, and Parent will cause Existing Sub to not, with respect to the Business:

                 (i) other than in the ordinary course of the Business or as otherwise contemplated by the Budget acquire, by purchase or otherwise, any assets, except where already required by contract or for an aggregate consideration not exceeding $25,000;

                 (ii) vary or amend the terms of any Assumed Liability;

                 (iii) subject any of the Contributed Assets to any Encumbrance, other than a Permitted Encumbrance;






                                      40.

                 (iv) sell, lease, transfer, assign or otherwise dispose of any of the Contributed Assets, provided that Parent may collect accounts receivable in the ordinary course of business;

                 (v) enter into, modify, terminate, amend or grant any waiver in respect of any Assigned Contract, Real Property Lease, Personalty Lease or Permit listed on the Schedules;

                 (vi) grant to any salaried Employee any increase in compensation in excess of 5% in any form or grant any general "across-the-board" increase in wages for hourly Employees or enter into, vary the terms of, or terminate any employment agreement, independent contractor and/or consulting agreement involving annual compensation in excess of $50,000, or hire or engage any employee, independent contractor or consultant whose annual compensation exceeds $50,000 or establish, amend or terminate any "employee benefit plans" (as defined in Section 3(3) of ERISA), other employment practices, policies, agreement or understandings with respect to any Employee;

                 (vii) transfer, grant, amend, knowingly terminate or fail to prosecute or protect any of its rights under any of the Intellectual Property Rights;

                 (viii) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of Existing Sub's capital stock, except as contemplated hereby;

                 (ix) enter any transaction, take any action, or by inaction permit any event to occur, that would result in any of die representations and warranties of Parent contained herein or in any Ancillary Document not being true and correct , immediately after the occurrence of such transaction, action or event or on the Closing Date;

                 (x) enter into any compromise or settlement of any litigation, proceeding or governmental investigation Related to the Business, or related to or affecting, indirectly or directly, the Contributed Assets or the Assumed Liabilities;

                 (xi) notice, convene or hold any meeting of their respective shareholders;

                 (xii) authorize the sale, issuance, grant or encumbrance of shares of voting stock, or any option, call, warrant or right to acquire voting stock to any person or persons except, in the case of Parent, in connection with the due exercise of options granted in the ordinary course of business consistent with past practice, and in no event to any person or persons (other than Lawrence Field) who would hold securities as a result of such issuance in excess of 19.9% of the outstanding shares of Parent's voting capital stock, or who would have the right to purchase as a result of such issuance securities such that such Person's total holdings upon purchase or exercise would be in excess of 19.9% of the outstanding shares of Parent's voting capital stock;

                 (xiii) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a






                                      41.

party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

                 (xiv) form any Subsidiary of Existing Sub or permit Existing Sub to acquire any equity interest or other interest in any other entity;

                 (xv) make any material tax election;

                 (xvi) agree or otherwise commit to take any of the actions set forth in the foregoing subparagraphs (i) through (xv).

        7.3 REQUIRED NOTICES. At all times prior to the Closing Date, Parent shall promptly give written notice to Buyers of, to the extent Parent has actual knowledge of such events, (i) any fact or circumstances or the occurrence of any event or the failure of any event to occur, which will or may result in, (x) an adverse effect on Parent's or Existing Sub's ability to consummate the transactions contemplated hereby or by the Ancillary Documents or to satisfy its obligations hereunder, or (y) a breach of any representation or warranty made by Parent in this Agreement or in any Ancillary Document, (ii) any failure by Parent or Existing Sub to comply with any covenant, condition or agreement contained in this Agreement, (iii) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Authority with respect to this Agreement, the Business, the Contributed Assets or the transactions contemplated hereby or by the Ancillary Documents, (iv) the institution or the threat of institution of any litigation or similar action with respect to this Agreement the Business, the Contributed Assets or the consummation of the transactions contemplated hereby and (v) the occurrence of any event which will or may result in the failure to satisfy any condition set forth in Article IX or X. Should any such fact or condition require any change to the Schedules attached hereto, Parent shall promptly deliver to Buyers a supplement to such Schedules specifying such change. During the period from the date of this Agreement to the Closing Date, Parent will cause one or more of its representatives to confer on a regular basis with representatives of Buyers to report on the general status of the ongoing operations of the Business. No notification given to Buyers pursuant to this Section 7.3 shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent or Existing Sub contained in this Agreement.

        7.4 ACCESS AND CONFIDENTIALITY.

             (a) Subject to paragraph (b) below, during the period commencing on the date hereof and ending on the Closing Date, (i) Parent shall provide, or cause to be provided to, Buyers and their respective representatives and Buyers' or Existing Sub's sources of financing and their respective representatives (A) such financial and operating data and other information as Buyers, the funding sources, or their respective representatives may from time to time reasonably request with respect to the Business, the Contributed Assets and the transactions contemplated by this Agreement and (B) full access during normal business hours to the assets, properties, offices, and other facilities, Contributed Assets and Books and Records of Existing Sub and Parent, as Buyers or the funding sources may from time to time reasonably request; and (ii) Buyers, the funding sources, and their respective representatives shall be entitled to consult with the representatives, officers, Employees and accountants of Parent and Existing Sub with







                                      42.

respect to the Business. Parent agrees that no investigation by Buyers, the funding sources or their respective representatives shall affect or limit the scope of the representations and warranties of Parent or Existing Sub contained herein or in any Ancillary Document delivered pursuant hereto or limit liability for breach of any such representation or warranty.

             (b) Unless otherwise required by law as advised by counsel to a party hereto, parties hereto shall use all reasonable efforts to keep confidential the fact that Buyers and Parent are having discussions with respect to the transactions contemplated hereby and any terms of such discussion. The parties hereto may disclose such information to their respective representatives and, in the case of Buyers, their sources of financing, and the parties hereto shall use all reasonable efforts to keep such information confidential. If any party determines that any such disclosure is required by law, the parties hereto shall make good faith efforts to reach an agreement on the content and timing of any such disclosure. Failing such agreement, the party required by law to disclose may make such disclosures only to the extent as is so required.

        7.5 NO SHOP.

             (a) During the period from the date of this Agreement until the earliest of (i) the termination of this Agreement and (ii) the Closing Date, neither Parent nor Existing Sub shall, directly or indirectly, or authorize or permit any of their respective Affiliates or representatives to, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding the Business, Existing Sub, the Contributed Asset or the Assumed Liabilities to any Person in connection with or in response to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve or endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract or agreement contemplating or otherwise relating to any Acquisition Transaction, provided, however, that (A) nothing contained in this Agreement shall prevent Parent's Board of Directors from disclosing to Parent's shareholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Securities Exchange Act of 1934, as amended, and
(B) prior to the adoption and approval of this Agreement, the Ancillary Documents and the transactions contemplated herein and therein by Parent's shareholders, Parent shall not be prohibited by this Section 7.5 from (x) providing nonpublic information regarding the Business, Existing Sub, the Contributed Assets and the Assumed Liabilities to any Person in response to an Acquisition Proposal that is submitted by such Person (and not withdrawn), or
(y) entering into discussions with any Person in response to a Superior Offer that is submitted by such Person (and not withdrawn) if, in either such case:
(1) neither Parent, Existing Sub nor any of their Affiliates or representatives shall have violated any of the restrictions set forth in Section 7.5(a), (2) Parent's Board of Directors believes in good faith, based upon the advice of its outside legal counsel, that such action is required in order for Parent's Board of Directors to comply with its fiduciary obligations under applicable law, and
(3) prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, Parent gives Buyers written notice of the identity of such Person and of Parent's intention to furnish nonpublic information to, or enter into discussions with, such Person, and Parent receives from such Person an executed confidentiality agreement reasonably satisfactory to Buyers. Without limiting the generality of the foregoing, Parent acknowledges and agrees that any violation of any of the restrictions set forth in the





                                      43.

preceding sentence by Existing Sub, any Affiliate or representative of Parent or Existing Sub, whether or not such Affiliate or representative purports to act on behalf of Parent or Existing Sub, shall be deemed to constitute a breach of this
Section 7.5 by Parent.

             (b) Parent shall promptly advise Buyers orally and in writing of any Acquisition Proposal (including the identity of the Person making such Acquisition Proposal and the terms thereof) that is made or submitted by any Person after the date of this Agreement and prior to the Closing or termination of this Agreement, whichever is earlier. Parent shall keep Buyers fully informed with respect to the status of any such Acquisition Proposal and any modification thereto.

             (c) Parent and Existing Sub shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal.

        7.6 FUNDING. Buyers and Parent shall use all reasonable efforts to cause Existing Sub to, and Existing Sub shall, take or cause to be taken, all actions, and to do, or cause to be done all things necessary or advisable, including the execution of any necessary documents, to obtain the Debt Financing.

        7.7 SHAREHOLDER APPROVAL. Parent agrees to take in accordance with applicable law and its respective articles or certificate of incorporation and by-laws all action necessary to convene a meeting of its shareholders to consider and vote upon the transactions as contemplated by, this Agreement including, without limitation, the Contribution and sale of the Shares and any other matter required to be approved by Parent's shareholders for consummation of the transactions contemplated hereunder (including any adjournment or postponement, the "PARENT SHAREHOLDERS' MEETING"), as promptly as practicable. Nothing in this Section 7.7 shall prevent Parent's Board of Directors from withdrawing, amending or modifying its recommendation in favor of this Agreement, the Ancillary Documents and the transactions contemplated herein and therein at any time prior to approval of such documents and transactions at the Parent's Shareholders' Meeting if (i) a Superior Offer is made to Parent and is not withdrawn, (ii) neither Parent, Existing Sub nor any of their respective Affiliates and representatives shall have violated any of the restrictions set forth in Section 7.5, and (iii) Parent's Board of Directors concludes in good faith, based upon the advice of its outside counsel, that, in light of such Superior Offer, the withdrawal, amendment or modification or such recommendation is required in order for Parent's Board of Directors to comply with its fiduciary obligations under applicable law. Nothing contained in this Section
7.7 shall limited Parent's obligation to call, give notice of, convene and hold the Parent Shareholders' Meeting (regardless of whether the unanimous recommendation of Parent's Board of Directors shall have been withdrawn, amended or modified).

        7.8 ASSETS FREE OF ENCUMBRANCE. Immediately prior to, or simultaneously with, the Closing, Parent shall pay off all debts pursuant to any loan agreements that grant an Encumbrance on any of the Contributed Assets to any Person, including, without limitation, (a) the Loan Agreement, as amended, dated April 11, 1995, 1998, by and between Parent, Silverado Marketing Services, Inc., Texas B&B, Inc., Lawrence D. Field and Cynthia Field, and Liberty Bank and Trust Company of Tulsa, National Association and (b) the Promissory Note dated April 29, 1997, payable by Parent to Bank of Oklahoma, N.A.




                                      44.

        7.9 EMPLOYEES. Buyers shall cause Existing Sub to make offers of employment to substantially all of the employees of the Business as of the Closing Date; provided that nothing herein shall require Existing Sub to continue to employ any employee at any time after the Closing Date.

        7.10 REQUIRED APPROVALS AND CONSENTS. As promptly as practicable after the date of this Agreement, the parties hereto shall make all filings required by Law to be made by them in order to consummate the transactions provided for herein and in the Ancillary Documents. The parties hereto shall fully cooperate with each other with respect to all such filings (including taking all actions requested by Buyers to cause early termination of any applicable waiting period under the HSR Act). Parent and Existing Sub shall use their respective best efforts in obtaining all consents identified in Schedule 5.11. Parent and Buyers agree to cooperate and use their best efforts to make all filings which are or may become required under the HSR Act. Parent and Buyers will furnish each other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions to any United States or foreign governmental agency or body of competent jurisdiction.

        7.11 LOCATION OF CONTRIBUTED ASSETS. Except as set forth on Schedule 7.11, Parent shall ensure that all Contributed Assets are, to the extent not located to Parent's Tulsa facilities, moved to such facilities prior to the Closing Date.

                                    ARTICLE 8

                             POST-CLOSING AGREEMENTS

        Parent hereby covenants and agrees with Buyers and Existing Sub as follows:

        8.1 FURTHER ASSURANCES. At any time and from time to time after the Closing, the parties hereto agree to cooperate with each other, to execute and deliver such other documents, Consents, instruments of transfer or assignment or assumption, files, books and records and do all such further acts and things as may be necessary or desirable (a) to sell, transfer, assign, deliver and convey to Existing Sub the Contributed Assets free and clear of all Encumbrances other than Permitted Encumbrances, (b) for Existing Sub to assume the Assumed Liabilities, or (c) to otherwise carry out the intent of the parties hereunder and pursuant to the Ancillary Documents. If, at any time or from time to time after the Closing, Buyers shall identify an asset, property or right Related to the Business (other than an Excluded Asset) owned by Parent or, any Affiliate of Parent, as of the date hereof or hereafter acquired prior to the Closing, but not transferred, assigned, delivered or contributed to Existing Sub pursuant to
Section 2.2 or Section 2.5, the parties agree to cooperate with each other to cause such asset, property or right to be promptly transferred, assigned, delivered or contributed to Existing Sub (and such associated liabilities, if any, as are mutually agreed to be assumed by Existing Sub).

        8.2 RIGHTS OF ENFORCEMENT AND SETTLEMENT. Subject to Article XII, from and after the Closing, Existing Sub shall have complete control over the payment, settlement or other disposition of any dispute involving the Assumed Liabilities and the right to commence, conduct and control all negotiations and proceedings with respect thereto. Parent shall notify Existing






                                      45.

Sub promptly of any claim made with respect to any Assumed Liabilities or Contributed Assets and shall not, without Existing Sub's prior written consent, voluntarily pay, settle or offer to settle, or consent to any compromise or admit liability with respect to, any Assumed Liabilities or Contributed Assets. Parent shall cooperate with Existing Sub and Buyers in any reasonable manner requested by Existing Sub and/or Buyers in connection with any negotiations or proceedings involving any Assumed Liabilities or Contributed Assets and shall promptly provide to Buyers any information, records or other information reasonably requested in connection therewith.

        8.3 MAIL, PAYMENTS.

             (a) Parent hereby authorizes Existing Sub from and after the Closing to receive and open all mail and other communications relating to the Business, and to act with respect to such communications in such manner as Existing Sub may elect to the extent that such communications relate to the rights and obligations of Existing Sub with respect to the Contributed Assets or the Assumed Liabilities. If any communication does not relate exclusively to the rights and obligations of Existing Sub with respect to the Contributed Assets or the Assumed Liabilities, Existing Sub shall forward the original or a copy of such communication promptly to Parent. After the Closing, Existing Sub shall have the right and authority to endorse, without recourse, the name of Parent on any check or any other instrument of payment received by Existing Sub on account of any of the Contributed Assets transferred by Parent pursuant to this Agreement, and Parent shall deliver to Existing Sub at the Closing letters of instruction sufficient to permit Existing Sub to deposit such checks or other instruments of payment in bank accounts in the name of Existing Sub.

             (b) Parent shall promptly deliver to Existing Sub the original or a copy of any mail or other communication received by it after the Closing pertaining to the Business and shall deliver to Existing Sub any moneys, checks or other instruments of payment (net of returned checks and similar items) to which Existing Sub is entitled.

        8.4 CERTAIN TAX MATTERS.

             (a) Buyers, Parent, and Existing Sub agree that each shall take the position in all Tax Returns and in any other relevant documents that the Contribution will be treated as a taxable sale and not as a transaction qualifying under Section 351 of the Code for federal, state and local income Tax purposes.

             (b) The sum of (i) the Repurchase Price, (ii) the Purchase Price divided by 0.9, (iii) Assumed Liabilities, and (iv) any other relevant items (together, the "TOTAL CONSIDERATION") shall be allocated among the Contributed Assets, in accordance with Section 1060 of the Code. A schedule setting forth such allocation shall be prepared by Buyers and delivered to Parent as soon as practicable following the date hereof and Parent and Buyers covenant and agree to apply all reasonable efforts to agree on such allocation. Buyers agree that Parent shall have the right to consult with Buyers in the preparation of the allocation, and Buyers shall take into account any comments of Parent in good faith. Each of Buyers, Parent and Existing Sub agree to make any Tax Return or other document or filing consistent with the allocations as agreed following the Closing.




                                      46.

             (c) Any Tax sharing contracts or agreements between Existing Sub and Parent (or any Affiliate of Parent) shall be terminated on the Closing Date, and no Person shall have any rights or obligations under such Tax sharing contracts or agreements after such termination. Any power of attorney granted by Existing Sub to any other Person with respect to Taxes shall be terminated as of the Closing Date.

             (d) For purposes of Section 12.2(g)(i), with respect to any Taxes payable for a taxable period which begins before and ends after the Closing Date, the portion of such Taxes which is payable for the portion of such taxable period ending on the Closing Date shall be (i) in the case of any Tax other than a Transfer Tax or a Tax based upon or measured by income or receipts, the amount of such Tax for the entire taxable period (or, in the case of such Taxes determined on an arrears basis, the amount of such Tax for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of days in the portion of such taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period and (ii) in the case of a Transfer Tax or a Tax based upon or measured by income or receipts, the amount which would be payable if the relevant taxable period ended at the end of the Closing Date. In the event that Existing Sub, whether before or after the Contribution, owns an interest in any partnership or other pass-through entity, the taxable period of such partnership or pass-through entity in which Existing Sub is a partner or other beneficial interest holder shall be deemed to terminate on the Closing Date.

             (e) For federal, state and local Tax purposes, Buyers, Parent, and Existing Sub agree to treat all indemnification payments made under Section 12.2 or any other provision of this Agreement as adjustments to the Total Consideration.

        8.5 COVENANT NOT TO COMPETE. In order that Buyers may have and enjoy the full benefit of the Business, Parent agrees that Parent and its Subsidiaries will not, without the written approval of Buyers, (i) engage, directly or indirectly, in any activity involving the manufacture, production, marketing, advertising, distribution or sale of the products of the Business being produced or sold by the Company on the date hereof or on the Closing Date, or any products in the baked goods industry (the "COMPETITIVE PRODUCTS") anywhere in the world (the "COMPETITIVE ACTIVITY"), or (ii) directly or indirectly invest in any equity of or manage, operate or control or become a consultant with respect to any Competitive Activity for any Person that engage in any Competitive Activity for the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date (the "NONCOMPETITIVE PERIOD"). Notwithstanding the foregoing, nothing contained herein shall limit the right of Parent to hold and make passive investments in securities of any Person that is registered on a national securities exchange or admitted to trading privileges thereon or actively traded in a generally recognized over-the-counter market; provided, that Parent's and any of Parent's Subsidiaries' aggregate beneficial equity interest therein shall not exceed 5% of the outstanding shares or interests in such Person. Except as the parties hereto shall otherwise agree, for a period of two years after the Closing Date, Parent and its Subsidiaries shall not, directly or indirectly, hire or solicit to hire any Employee of Existing Sub or Buyers to leave (or cause or seek to cause to leave) the employee of Existing Sub or Buyers, provided, that the foregoing provision will not prevent Parent from hiring any person (a) whose employment was terminated by Existing Sub or Buyers or (b) who responds to a general solicitation of employment not specifically directed towards employees of Existing Sub or Buyers.




                                      47.

                                    ARTICLE 9

                        CONDITIONS TO BUYERS' OBLIGATIONS

        The obligations of Buyers to effect the transactions contemplated hereby shall be subject to the satisfaction or written waiver. on or before the Closing Date, of each of the following conditions:

        9.1 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties made by Parent herein and in each Ancillary Document, schedule, exhibit, and certificate delivered pursuant to this Agreement shall be true, complete and accurate in all material respects on the date of this Agreement and on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date, except for changes expressly contemplated by this Agreement or such Ancillary Document, schedule, exhibit or certificate, as the case may be, and except that any representation and warranty made as of a specified date shall have been true, complete and accurate in all material respects on and as of such date (it being understood that, for purposes of determining the completeness and accuracy of such representations and warranties, all "material adverse effect" and other materiality qualifications contained in such representations and warranties shall be disregarded, and any update of or modification to the Schedules hereto made or purported to have been made after the date of this Agreement shall be disregarded).

        9.2 PERFORMANCE OF AGREEMENTS. Each of Parent and Existing Sub shall have performed and complied in all material respects with all of its agreements and covenants contained herein or in any Ancillary Document to be performed or complied with by it on or prior to the Closing Date.

        9.3 CONSUMMATION OF CONTRIBUTION. The Contribution shall have been effected such that Existing Sub shall have received from Parent the Contributed Assets and shall have only the Assumed Liabilities, except for the Debt Financing.

        9.4 CONSUMMATION OF REPURCHASE. The Repurchase shall have been effected such that Parent shall have transferred, conveyed and delivered the Repurchased Shares to Existing Sub.

        9.5 NO INJUNCTION, ETC. Neither any preliminary or permanent injunction or other order issued by any court of competent jurisdiction or by any Authority nor any Law promulgated or enacted by any United States federal or state governmental authority which, in either case, restrains, enjoins, makes illegal or otherwise prohibits the transactions contemplated hereby shall be in effect.

        9.6 EXECUTIVE OFFICER'S CERTIFICATES. Buyers shall have received certificates from executive officers of each of Parent and Existing Sub, dated as of the Closing Date, reasonably satisfactory in form and substance to Buyers and its counsel, certifying as to the satisfaction of the conditions specified in Sections 9.1 and 9.2 hereof.

        9.7 APPROVALS AND CONSENTS. All material consents, approvals, orders, or authorizations of, registrations or filings with, declarations of, or exemptions or waivers by, any







                                      48.

Authority or any other Person including, without limitation, approvals or consents from Parent's shareholders (collectively, "CONSENTS"), reasonably satisfactory in form and substance to Buyers and its counsel, which are reasonably required for the consummation of the transactions contemplated hereby (including, without limitation, pursuant to the Ancillary Documents) or for preventing the termination of any material right, privilege, Permit or Commitment Related to the Business or any material loss or disadvantage to Buyers or Existing Sub upon the consummation of tile transactions contemplated hereby, shall have been obtained, made or filed, as the case may be.

        9.8 ASSIGNMENT AND ASSUMPTION. In connection with the Contribution, Parent shall have executed and delivered to Existing Sub an Assignment and Assumption Agreement (the "ASSIGNMENT AND ASSUMPTION AGREEMENT") in a form acceptable to Buyers and Existing Sub.

        9.9 OPINION. Counsel to Parent and Existing Sub shall have delivered to Buyers an opinion in a form acceptable to Buyers and their counsel.

        9.10 EMPLOYMENT AGREEMENT. Timothy G. Bruer ("Bruer") shall have duly executed and delivered to Buyers an employment agreement in a form acceptable to Buyers and Bruer.

        9.11 SHAREHOLDER AGREEMENT. Parent shall have duly executed and delivered to Buyers a shareholder agreement concerning shares of common stock of Existing Sub, in a form acceptable to Buyers.

        9.12 GUARANTEE. Buyers shall have received from Lawrence D. Field a guarantee in the amount of $750,000 securing Parent's indemnification obligations under this Agreement in a form acceptable to Buyers.

        9.13 WARRANT. Existing Sub shall have issued, and Lawrence D. Field shall have purchased in exchange for $2 million in cash, a warrant (the "FIELD WARRANT") to purchase shares of Existing Sub's common stock in a form satisfactory to Buyers, exercisable upon the attainment by Existing Sub of certain financial criteria to be agreed between the parties hereto.

        9.14 FINANCING. Existing Sub shall have obtained and received the Debt Financing necessary for Existing Sub to repurchase the Repurchased Shares and to pay the Expenses (as hereinafter defined) and any other funds necessary to otherwise consummate the transactions contemplated under this Agreement on terms satisfactory to Buyers; and Buyers shall have received the funds necessary to pay the Purchase Price, on terms satisfactory to Buyers.

        9.15 OPERATION IN ACCORDANCE WITH BUDGET. During the period from July 1, 1998, until the end of the month preceding the Closing Date, the Business shall have achieved cumulative EBITDA equal to or greater than the projected cumulative EBITDA reflected on the budget attached hereto as Exhibit 9.15 (the "BUDGET") and Parent shall have operated the Business in a manner substantially consistent with the Budget.

        9.16 NO ENCUMBRANCE ON ASSETS. As of the Closing Date, none of the Contributed Assets shall be subject to any Encumbrance.




                                      49.

        9.17 NO MATERIAL ADVERSE EFFECT. Since the date hereof until the Closing Date, there shall not have been any events which, individually or in the aggregate, have, or reasonably could be expected to have, a material adverse effect or change on the business, assets, liabilities, operations, results of operations, financial condition or prospects of the Business.

        9.18 NO PROCEEDINGS. Since the date of this Agreement, there must not have been commenced or, to the knowledge of the parties hereto, threatened, against Parent, Buyers or Existing Sub, any proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement or any of the Ancillary Documents, or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on, or otherwise interfering with any of the transactions contemplated by this Agreement or any of the Ancillary Documents.

        9.19 SATISFACTORY COMPLETION OF PRE-ACQUISITION REVIEW. Buyers shall have satisfactorily completed its pre-acquisition legal, financial and business investigation and review and shall be satisfied with the results of that investigation and review.

        9.20 ACCOUNTANT'S LETTER. Buyers shall have received from PRICEWATERHOUSECOOPERS, LLP, Buyer's independent auditors, a letter dated as of the Closing Date, in form and substance reasonably satisfactory to Buyers, to the effect that the transactions contemplated herein shall be accounted for as a recapitalization.

        9.21 RECAPITALIZATION ACCOUNTING AND TAX TREATMENT. No facts or circumstances shall exist that would prevent the transactions contemplated herein from (a) being accounting for as a recapitalization; and (b) treated as a taxable transaction.

        9.22 LOCATION OF CONTRIBUTED ASSETS. Except as set forth on Schedule 7.11, all Contributed Assets shall be located at Parent's Tulsa facilities.

                                   ARTICLE 10

                       CONDITIONS TO PARENT'S OBLIGATIONS

        The obligations of Parent to effect the transactions contemplated hereby shall be subject to the satisfaction or written waiver on or before the Closing Date, of each of the following conditions:

        10.1 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of Buyers contained herein and in each Ancillary Document, schedule, exhibit and certificate delivered pursuant to this Agreement shall be true, complete and accurate in all material respects on the date of this Agreement and on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date, except for changes expressly contemplated by this Agreement or such Ancillary Document, schedule, exhibit or certificate, as the case may be, and except that any representation and warranty made as of a specified date shall have been true, complete and accurate in all material respects on and as of such date (it being understood that, for purposes of determining the completeness and accuracy of such representations and warranties, all materiality qualifications shall be disregarded).




                                      50.

        10.2 PERFORMANCE OF AGREEMENTS. Buyers shall have performed and complied in all material respects with all of their respective agreements and covenants contained herein or in any Ancillary Document to which any Buyer is a party to be performed or complied with by any Buyer on or prior to the Closing Date.

        10.3 DELIVERIES. Parent shall have received from Buyers (i) the Purchase Price in accordance with Section 3.1, subject to certain adjustments as provided for herein and (ii) the certificates and the other documents contemplated by
Section 4.2.

        10.4 NO INJUNCTION, ETC. Neither any preliminary or permanent injunction or other order issued by any court of competent jurisdiction or by any Authority nor any Law promulgated or enacted by any United States federal or state governmental authority which, in either case, restrains, enjoins, makes illegal or otherwise prohibits the transactions contemplated hereby shall be in effect.

        10.5 PARENT'S SHAREHOLDERS APPROVALS AND CONSENTS. All consents and approvals from Parent's shareholders) which are required for the consummation of the transactions contemplated hereby (including, without limitation, pursuant to the Ancillary Documents) shall have been obtained.

        10.6 REPURCHASES. Payment of the Repurchase Price shall have been delivered to Parent in accordance with Section 4.2(d).

        10.7 OPINION. Counsel to Buyers shall have delivered to Parent an opinion in a form acceptable to Parent and its counsel.

                                   ARTICLE 11

                          TERMINATION PRIOR TO CLOSING

        11.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated at any time prior to the Closing, before or after approval by the stockholders of the Parent, by the mutual consent of Parent and Buyers.

        11.2 TERMINATION BY EITHER PARENT OR BUYERS. This Agreement may be terminated by written notice of either Parent or Buyers if (a) the transactions contemplated hereunder shall not have been consummated by December 31, 1998 (unless the failure to consummate the transactions contemplated hereunder is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Closing), or (b) the approval of Parent's shareholders in accordance with applicable law and its certificate of incorporation and by-laws shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof, or (c) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided that the party seeking to







                                      51.

terminate this Agreement pursuant to clause (c) above shall have used all commercially reasonable efforts to remove such injunction, order or decree.

        11.3 OTHER TERMINATION RIGHTS.

             (a) This Agreement may be terminated at any time prior to the Closing by written notice given

                 (i) by Buyers, following a breach of any covenant or agreement of Parent or Existing Sub contained in this Agreement, or if any representation or warranty of Parent contained in this Agreement shall be or shall have become inaccurate, in either case such that any of the conditions set forth in Sections
9.1 and 9.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty was or shall have become inaccurate; provided, however, that: (A) if such breach or inaccuracy is curable by Parent or Existing Sub, then Buyers may not terminate this Agreement under this Section 11.3(a) with respect to the particular breach or inaccuracy prior to or during the 30-day period commencing upon delivery by Buyers of written notice to Parent or Existing Sub of such breach or inaccuracy, provided Parent continues to exercise all reasonable efforts to cure such breach or inaccuracy; and (B) the right to terminate this Agreement under this Section 11.3(a) shall not be available to Buyers if the breach is the result of any willful act on the part of Buyers, designed to impede the consummation of any transaction contemplated hereby.

                 (ii) by Parent or Existing Sub, following a breach of any covenant or agreement of Buyers contained in this Agreement, or if any representation or warranty of Buyers contained in this Agreement shall be or shall have become inaccurate, in either case such that any of the conditions set forth in Sections 10.1 or 10.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty was or shall have become inaccurate; provided, however, that: (A) if such breach or inaccuracy is curable by Buyers, then neither Parent nor Existing Sub may terminate this Agreement under this Section 11.3(b) with respect to the particular breach or inaccuracy prior to or during the 30-day period commencing upon delivery by Parent or Existing Sub or written notice to Buyers of such breach or inaccuracy, provided Buyers continues to exercise all reasonable efforts to cure such breach or inaccuracy, and (B) the right to terminate this Agreement under this Section
11.3 (b) shall not be available to Parent or Existing Sub if the breach is the result of any willful act on the part of Parent or Existing Sub, designed to impede the consummation of any transaction contemplated hereby.

             (b) This Agreement may be terminated immediately by Buyers by written notice given by Buyers to Parent if (i) Parent's Board of Directors shall have withdrawn or modified or amended, in a manner adverse to Buyers, either its approval or recommendation (pursuant to Section 7.8 hereof) that the Parent's shareholders approve the transactions as contemplated by this Agreement including, without limitation, the Contribution and sale of the Shares and any other matter required to be approved by the Parent's stockholders in connection thereto, (ii) Parent shall have failed to include in its proxy statement distributed in connection with the Parent Shareholders' Meeting the recommendation in favor of the adoption and approval of this Agreement and the Ancillary Documents and approval of the transactions contemplated herein and therein, or (iii) at any time Buyers shall have determined that it is not





                                      52.

satisfied with the results of its pre-acquisition legal, financial and business investigation and review.

             (c) This Agreement may be terminated immediately by Buyers by written notice given by Buyers to Parent if Lawrence Field has not entered into a Voting Agreement, on terms reasonably satisfactory to Buyers, by the earlier of (i) ten business days after the date of this Agreement; and (ii) the date upon which a proxy statement or similar document is sent to Parent's shareholders in connection with the transactions contemplated herein.

        11.4 EFFECT ON OBLIGATIONS. Termination of this Agreement pursuant to this Article XI shall terminate all obligations of the parties hereunder, except for the obligations under Sections 7.4, 11.4, 13.6, 13.7 and 13.10; provided, however that termination pursuant to Sections 11.2 or 11.3 shall not relieve any defaulting or breaching party or parties from any liability to the other parties hereto.

                                   ARTICLE 12

                                 INDEMNIFICATION

        12.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. Each representation and warranty made in this Agreement, other schedules, exhibits and certificates delivered or to be delivered pursuant to this Agreement shall survive the Closing and any investigation at any time made by or on behalf of the parties hereto and each such representation and warranty shall expire on the second anniversary of the Closing Date, except for the representations and warranties set forth in Section 5.10 (only with respect to Equipment and inventory) which shall expire six (6) months from the Closing Date and in
Section 5.23 which shall expire on the later of four and a half (4 1/2) months from the Closing Date and February 15, 1999 and except for the representations and warranties set forth in Sections 5.09, 5.19, 5.20 and 5.22, which shall survive the Closing until sixty (60) days after the expiration of the applicable statute of limitations (including all waivers or extensions thereof). After the expiration of such periods, any claim by a party hereto based upon any such representation or warranty, shall be of no further force and effect, except to the extent a party has asserted a claim for breach of any such representation or warranty (including matters not then quantifiable) prior to the expiration of such period, in which event any representation or warranty to which such claim relates shall survive with respect to such claim until such claim is resolved as provided in this Article XII. The covenants and agreements contained herein to be performed or complied with after the Closing (including, without limitation, the covenants set forth in Sections 4.2 and 4.3) shall survive the Closing for so long as such covenants and agreements shall remain executory in nature. The right to indemnification, reimbursement, or other remedy based on such representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) about, the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligations. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement, or other remedy based on such representations, warranties, covenants and obligations.




                                      53.

        12.2 INDEMNIFICATION BY PARENT. From and after the Closing, Parent shall indemnify and hold harmless Existing Sub, Buyers, their respective Affiliates, members, Affiliates' members (as applicable), officers, directors, employees, agents, representatives, successors and assigns (the "BUYER INDEMNITEES"), from and against any and all Losses incurred by any of them arising out of, relating to or resulting from any of the following:

             (a) the failure by Parent to pay, perform or discharge when due any of the Retained Liabilities;

             (b) any breach by Parent of any of the representations or warranties made by Parent in this Agreement (without giving effect to any update to the Disclosure Schedule), the Disclosure Schedule, any update to the Disclosure Schedule, the Executive Officers' Certificates described in Section
9.6 herein, any conveyance instrument or any other certificate or document delivered by Parent or Existing Sub pursuant to this Agreement;

             (c) any failure by Parent or, prior to the Closing, Existing Sub to perform any of its covenants or agreements contained in this Agreement or in any other document, writing or instrument delivered by Parent or Existing Sub pursuant to this Agreement;

             (d) the items set forth on Schedule 5.12;

             (e) any and all Losses which may be incurred by Existing Sub or its Affiliates as a result of noncompliance with any such "bulk sales" provisions or laws or other transfer laws including, but not limited to, Losses attributable to liability for Taxes for which Existing Sub is liable pursuant to Section 6901 of the Code, or any analogous provision of local, state, federal or foreign law, or otherwise;

             (f) any action taken or not taken in connection with the sale contemplated hereby and by the Ancillary Documents related to (i) the termination of employment of any Employee by Parent or, prior to Closing, Existing Sub, or the termination by Parent or, prior to Closing, Existing Sub, of any independent contractor or consulting agreement; or (ii) the employment or retirement status with Parent or Existing Sub of any Employee or former Employee;

             (g) without duplication, any Taxes (including reasonable attorneys' and accountants' fees and other reasonable out-of-pocket expenses incurred in connection therewith), including, without limitation, any Taxes imposed by reason of the transactions contemplated by this Agreement, (i) imposed on or payable by Existing Sub with respect to any taxable period or portion thereof that ends on or before the Closing Date or (ii) imposed on or payable by Existing Sub under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law) by reason of Existing Sub being included in any consolidated, affiliated, combined or unitary group at any time on or before the Closing Date; and

             (h) any Loss, arising out of or relating to, the funding, operation, administration, amendment termination of, or withdrawal or partial withdrawal from, any Benefit Plan established, maintained or contributed to by Existing Sub, Parent, any Subsidiary or ERISA Affiliate as of, or prior to, the Closing Date, whether such liabilities, obligations or Loss arise out of or relate to, any event or state of facts occurring or existing before, on or after the Closing






                                      54.

Date, and including, but not limited to liabilities, obligations or Loss arising under Title IV of ERISA, Section 302 of ERISA or Section 412 or 4971 of the Code.

except that that any materiality (or correlative meaning) qualifications included in the representations and warranties set forth in Article V shall have no effect on any provisions in this Section 12.2 concerning the indemnities of Parent and Existing Sub with respect to such representations and warranties, each of which is given as though there were no materiality qualification for purposes of such indemnities.

        12.3 INDEMNIFICATION BY BUYERS. From and after the Closing, Buyers shall indemnify and hold harmless Parent and their respective Affiliates and respective officers, directors, employees, agents, consultants, representatives, successors and assigns of any of the foregoing (the "PARENT INDEMNITEES"), from and against any and all Losses incurred by any of them arising out of, relating to or resulting from any of the following:

             (a) any breach by Buyers of any of the representations or warranties made by Buyers in this Agreement;

             (b) any failure by Buyers to perform any of its covenants or agreements contained in this Agreement;

             (c) the failure by Existing Sub, after the Closing to pay, perform or discharge when due any of the Assumed Liabilities,

             (d) any Taxes (including reasonable attorneys' and accountants' fees and other reasonable out-of-pocket expenses incurred in connection therewith), imposed on or payable by Existing Sub with respect to any taxable period or portion thereof beginning after the Closing Date; and

             (e) subject to Section 2.4(b) and 12.2(h) hereof, any Loss, arising out of or relating to, the funding, operation, administration, amendment, termination of, or withdrawal or partial withdrawal from, any Benefit Plan established, maintained or contributed to by Existing Sub or Buyers after the Closing Date, to the extent such liabilities, obligations or Loss arise out of or relate to, any event or state of facts occurring after the Closing Date, and including, but not limited to liabilities, obligations or Loss arising under Title IV of ERISA, Section 302 of ERISA or Section 412 or 4971 of the Code.

except that any materiality (or correlative meaning) qualifications included in the representations and warranties set forth in Article VI shall have no effect on any provisions in this Section 12.03 concerning the indemnity of Buyers with respect to such representations and warranties, each of which Is given as though there were no materiality qualification for purposes of such indemnities.

        12.4 RIGHT OF SET-OFF. Upon notice to Parent specifying in reasonable detail the basis for such set-off, a Buyer Indemnitee may set-off any amount to which it may be entitled under this Article 12 against amounts otherwise payable to Parent pursuant to Section 3.4 or Section 3.5 herein. The exercise of such right of set-off by a Buyer Indemnitee in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under
Section 3.4






                                      55.

or Section 3.5 herein. Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit any Buyer Indemnitee in any manner in the enforcement of any other remedies that may be available to it.

        12.5 PROCEDURE FOR INDEMNIFICATION.

             (a) Any Indemnitee shall give the Indemnitor, prompt written notice of any claim, assertion, event or proceeding by or in respect of a third party of which such Indemnitee has knowledge concerning any Loss as to which such Indemnitee may request indemnification hereunder; provided that failure of the Indemnitee to give the Indemnitor prompt notice as provided herein shall not relieve the Indemnitor of any of its obligations hereunder except to the extent that the Indemnitor. is prejudiced thereby. The Indemnitor shall have the right to direct, through counsel of its own choosing, which counsel shall be reasonably satisfactory to the Indemnitee, the defense or settlement of any claim or proceeding the subject of indemnification hereunder at its own expenses. If the Indemnitor elects to assume the defense of any such claim or proceeding, the Indemnitee may participate in such defense, but in such case the expenses of the Indemnitee shall be paid by the Indemnitee. The Indemnitee shall. upon reasonable notice, provide the Indemnitor with reasonable access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with the Indemnitor in the defense or settlement thereof, and the Indemnitor shall promptly reimburse the Indemnitee for all its reasonable out-of-pocket expenses in connection therewith. If the Indemnitor elects to direct the defense of any such claim or proceeding, the Indemnitee shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Indemnitor consents in writing (which consent shall not be unreasonably withheld) to such payment or unless the Indemnitor withdraws from or fails to maintain the defense of such asserted liability or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnitor is entered against the Indemnitee for such liability. No settlement in respect of any third party claim may be effected by the Indemnitor without the Indemnitee's prior written consent unless the settlement involves only a monetary payment and no other obligations on Indemnitee's part and a full and unconditional release of the Indemnitee. If the Indemnitor shall fail to undertake tile defense or settlement thereof, Indemnitee shall have the right to take exclusive control of the defense, negotiation and/or settlement of such third party claim, at the Indemnitor's expense. If the Indemnitee assumes the defense of any such claim or proceeding pursuant to this Section, it may conduct such defense as it reasonably deems appropriate (without regard to the availability of indemnification hereunder), and the Indemnitor shall be responsible for and pay all reasonable costs and expenses of such defense, including its compromise or settlement.

             (b) Notwithstanding the foregoing, with respect to any claim or demand that the Indemnitor is defending, the Indemnitee shall have the right to retain separate counsel to represent it and the Indemnitor shall pay the fees and expenses of such separate counsel if there are conflicts that make it reasonably necessary for separate counsel to represent the Indemnitee and the Indemnitor.

        12.6 PAYMENT. With respect to Claims by third parties for which indemnification is payable hereunder, such indemnification shall be paid by the Indemnitor promptly upon (i) the entry of a judgment against the Indemnitee and the expiration of any applicable appeal period;






                                      56.

(ii) the entry of a non-appealable judgment or final appellate decision against the Indemnitee; or (iii) the closing under any settlement agreement. Notwithstanding the foregoing, expenses of the Indemnitee for which the Indemnitor is responsible shall be reimbursed on a current basis by the Indemnitor.

        12.7 LIMITATION ON RIGHT OF INDEMNIFICATION. Notwithstanding any other provision of this Agreement, an Indemnitee shall be entitled to assert a claim for indemnification under 12.2 (a) through (f) or 12.2(h), only to the extent the aggregate amount of all such claims exceed $220,000, in which event the Indemnitee shall be entitled to seek indemnification for the full amount of such claims in excess of $220,000.

        12.8 OTHER INDEMNIFICATION PROVISIONS. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy Indemnitee may have for breach of any representation, warranty, covenant or agreement; provided that, in the absence of fraud, the limitations on right of indemnification set forth above shall apply to such remedies.

                                   ARTICLE 13

                                  MISCELLANEOUS

        13.1 INTERPRETIVE PROVISIONS. It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the schedules hereto is not intended to imply that such amounts or any higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the schedules hereto as to whether any obligation, item or matter not described herein or included in a schedule is or is not material for purposes of this Agreement.

        13.2 ENTIRE AGREEMENT. This Agreement (including the exhibits, any other schedules and other documents referred to herein), and the Ancillary Documents constitute the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral and written, between the parties hereto, with respect to the subject matter hereof.

        13.3 SUCCESSORS AND ASSIGNS; BENEFITS. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto; except that this Agreement may not be assigned by Parent or Existing Sub without the prior written consent of Buyers or by Buyers without the prior written consent of Parent; provided, however, that this Agreement may be assigned by Buyers in whole or part to an Affiliate of Buyers or to third parties (for the purpose of allowing such third parties to purchase a portion of the Shares) without the prior written consent of Parent. Any such assignee shall execute a counterpart of this Agreement agreeing to be bound by the provisions hereof. Nothing in this Agreement, express or implied, is intended to, or shall confer on, any Person other than any of the parties hereto any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.





                                      57.

        13.4 HEADINGS. The headings of the articles, sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

        13.5 MODIFICATION AND WAIVER. This Agreement may be amended or modified, and any provision of this Agreement may be discharged or waived, only by a document signed by the party against which the amendment modification, discharge, or waiver is sought to be enforced, provided, however, that Exhibit A may be amended by Swander Pace Capital Fund, L.P. at any time prior to the Closing without the consent of any other party, so long as any parties added to Exhibit A shall sign a counterpart signature page to this Agreement and shall at that time be deemed a party hereto, and provided further, that Swander Pace Capital Fund, L.P. shall at all time be a party to this Agreement. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

        13.6 EXPENSES. Except as otherwise expressly contemplated by this Agreement, whether or not the transactions contemplated by this Agreement are consummated, each of the parties hereto shall pay all costs and expenses incurred by it or on its behalf in connection with the negotiation, preparation, execution and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including, without limitation, fees, expenses and disbursements of its own financial consultants, accountants and counsel ("EXPENSES"), provided, however, that in the event this Agreement is terminated in accordance with Article XI, then Parent shall, within 60 days of such termination, pay all out-of-pocket third party Expenses of Buyers (including, without limitation, the reasonable fees and expenses of Buyers' counsel and fees payable to the Debt Financing entities and their respective counsel or other advisors and to other financing sources utilized by Buyers for purposes of the transactions contemplated herein and in the Ancillary Documents, and all reasonable consulting fees payable to Swander Pace & Co.), unless failure to consummate the transactions contemplated herein is the result of a breach of Buyers' representations and warranties or Buyers' failure to perform its covenants and agreements contained herein, and provided further, that in no event shall Parent pay to Buyers in excess of $200,000 for Buyers' Expenses, excluding the fees of legal counsel and any fees payable to banks. Upon consummation of the transactions contemplated by this Agreement, Existing Sub shall, within 30 days after the Closing Date, in immediately available funds reimburse Buyers by wire transfer for all of its Expenses and shall also pay to Buyers in cash the sum of $500,000.

        13.7 NOTICES. Any notice, request, response, demand, claim or other communication required or permitted hereunder (or in any Ancillary Document not containing an alternative notice provision) by any party hereto to any other party shall be in writing and transmitted, delivered or sent by (a) personal delivery, (b) courier or messenger service, whether overnight or same day (c) certified United States mail postage prepaid, return receipt requested, or (d) prepaid telecopy or facsimile (except, that no request for indemnification may be provided by telecopy or facsimile),


                                      58.

               If to Parent, to:

                      Silverado Foods, Inc.
                      6846 South Canton
                      Suite 110
                      Tulsa, Oklahoma 74136
                      Telephone:  (918) 496-2400
                      Telecopier:  (918) 491-6290
                      Attention:  Lawrence D. Field



               With a copy to:

                      Conner & Winters
                      3700 First Place
                      15 East Fifth Street
                      Tulsa, Oklahoma 74103
                      Telephone:  (918) 586-8540
                      Telecopier:  (918) 586-8548
                      Attention:  R. Kevin Redwine, Esq.

               If to Buyers, to:

                      Swander Pace Capital Fund, L.P.
                      345 California Street, Suite 2500
                      San Francisco, California 94104
                      Telephone:    (415) 477-8500
                      Telecopier:   (415) 477-8510
                      Attention:    Andrew H. Richards

               With a copy to:

                      Cooley Godward LLP
                      One Maritime Plaza, 20th Floor
                      San Francisco, California 94111-3580
                      Telephone:    (415) 693-2000
                      Telecopier:   (415) 951-3699
                      Attention:    Samuel M. Livermore, Esq.




                                      59.

               If to Existing Sub, to:

                      Mom's Best Services, Inc.
                      c/o Silverado Foods, Inc.
                      6846 South Canton
                      Suite 110
                      Tulsa, Oklahoma 74136
                      Telephone:  (918) 496-2400
                      Telecopier:  (918) 491-6290
                      Attention:  Timothy G. Bruer

or at such other address for a party as shall be specified by like notice. Each communication transmitted, delivered, or sent (a) in person, by courier or messenger service, or by certified United States mail (postage prepaid and return receipt requested) shall be deemed given, received, and effective on the date delivered to or refused by the intended recipient (with the return receipt or the equivalent record of the courier or messenger being deemed conclusive evidence of delivery or refusal); or (b) by telecopy or facsimile transmission or by electronic mail shall be deemed given, received, and effective on the date of actual receipt (with the confirmation of transmission or the electronic receipt being deemed conclusive evidence of such receipt, except where the intended recipient has promptly notified the other Party that the transmission is illegible).

        Nevertheless, if the date of delivery or transmission is not a Business Day, or if the delivery or transmission is after 5:00 p.m., local time in Tulsa, Oklahoma on a Business Day, the communication shall be deemed given, received, and effective on the next Business Day.

        13.8 SPECIFIC PERFORMANCE. The parties hereto hereby acknowledge that each party hereto would suffer irreparable injury and would not have an adequate remedy at law for money damages if the provisions of this Agreement were not performed in accordance with their terms. Each party hereto agrees that the other parties hereto shall be entitled to specific enforcement of the term's of this Agreement in addition to any other remedy to which they are entitled, at law or in equity. Furthermore, if any action or proceeding shall be instituted to enforce the provisions hereof, any party against whom such action or proceeding is brought hereby waives the claim or defense therein that there is an adequate remedy at law, and agrees not to urge in any such action or proceeding the claim or defense that such remedy at law exists.

        13.9 GOVERNING LAW. The validity, performance and enforcement of this Agreement and all Ancillary Documents, unless expressly provided to the contrary, shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof, except that with respect to matters regarding the transfer of right, title to and interest in any Assigned Contract or Permit, the laws governing such Assigned Contract or Permit shall govern, without giving effect to the principles of conflicts of law thereof.

        13.10 PUBLIC ANNOUNCEMENTS. Neither Parent nor Existing Sub, on the one hand, nor Buyers on the other hand, shall make any public announcements, including, without limitation, any press releases, pertaining in any way to this Agreement and the transactions contemplated hereby without, the prior consent of the other party, which consent shall not be unreasonably






                                      60.

withheld, except as may be required by law; provide however, that without such prior consent, any party hereto shall be free to make comments to its stockholders, members and employees and to financial analysts and the press which are substantially consistent with disclosures in such public announcements.

        13.11 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which together shall constitute one and the same instrument.




                                       61.

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement of Stock Purchase and Sale to be executed on its behalf as of the date first above written.



                                      SILVERADO FOODS, INC.


                                      By: /s/ Lawrence D. Field
                                         --------------------------------------
                                      Name:  Lawrence D. Field
                                           ------------------------------------
                                      Title: Chairman of the Board of Directors
                                            -----------------------------------


                                      MOM'S BEST SERVICES, INC.


                                      By: /s/ Dorvin D. Lively
                                         --------------------------------------
                                      Name: Dorvin D. Lively
                                           ------------------------------------
                                      Title: Vice President & CFO
                                            -----------------------------------


                                      SWANDER PACE CAPITAL FUND, L.P.
                                      By Swander Pace Capital LLC,
                                      its General Partner


                                      By: /s/ Andrew Richards
                                         --------------------------------------
                                      Name: Andrew Richards
                                           ------------------------------------
                                      Title:    Manager
                                            -----------------------------------


                                      SPC GP FUND, LLC


                                      By: /s/ Andrew Richards
                                         --------------------------------------
                                      Name: Andrew Richards
                                           ------------------------------------
                                      Title: Manager
                                            -----------------------------------


                                      SPC EXECUTIVE ADVISORS FUND, LLC


                                      By: /s/ Andrew Richards
                                         --------------------------------------
                                      Name: Andrew Richards
                                           ------------------------------------
                                      Title: Manager
                                            -----------------------------------






                                      62.

                                    EXHIBIT A

                                     BUYERS



--------------------------------------------------------------------------------------------
         NAME OF BUYER                       NUMBER OF SHARES         PERCENTAGE OF PURCHASE
                                                 PURCHASED                  PRICE PAID
--------------------------------------------------------------------------------------------
Swander Pace Capital Fund, L.P.                    871,111                       96.79
--------------------------------------------------------------------------------------------
SPC GP Fund, LLC                                    14,489                        1.61
--------------------------------------------------------------------------------------------
SPC Executive Advisors Fund,                        14,400                        1.6
LLC
--------------------------------------------------------------------------------------------







                                      63.

List of Schedules

        2.2(a)        Hardware
        2.2(c)        Personalty Leases
        2.2(d)        Intellectual Property Rights
        2.3           Excluded Assets
        5.1           Organization and Standing
        5.2(c)        Authorization
        5.6(a)/(b)    Financial Statements
        5.7           Insurance Policies
        5.8           Absence of Changes
        5.9(a)        Liens and Encumbrances
        5.9(b)        Real Property
        5.10          Condition of Buildings, Structures, Equipment, etc.
        5.11          Agreements, Plans and Arrangements, etc.
        5.12          Legal Proceedings
        5.13          Notice of Proceeding, Violation, etc.
        5.15          Permits
        5.17          The Business
        5.18          Employment Matters
        5.19          Tax Matters
        5.20          Employee Benefit Plans and Employee Agreements
        5.21          Accounts Receivable
        5.22          Environmental Matters
        5.25          Transactions with Affiliates
        5.28          Trade Deals and Promotions
        7.2           Conduct of Business
        7.2(b)        Conduct of Business
        7.11          Location of Assets

Exhibits

        Exhibit A: List of Buyers
        Exhibit 5.6(b): Interim Financial Statements
        Exhibit 9.15: Budget of the Business





                                       1.

                                TABLE OF CONTENTS


                                                                                            PAGE
ARTICLE 1         DEFINITIONS................................................................1

        1.1    Certain Definitions...........................................................1

        1.2    Exhibits, Etc.................................................................8

        1.3    Plurals, Etc..................................................................8

ARTICLE 2         PURCHASE AND SALE OF STOCK AND CONTRIBUTION OF ASSETS......................8

        2.1    Repurchase, Purchase and Sale.................................................8

        2.2    Contribution of Assets to Existing Sub........................................9

        2.3    Excluded Assets..............................................................10

        2.4    Assumption of Liabilities....................................................10

        2.5    Assignment of Contracts, Rights and Obligations and Assumption of
               Related Liabilities..........................................................12

ARTICLE 3         CONSIDERATION.............................................................13

        3.1    Consideration and Purchase Price.............................................13

        3.2    Repurchase Price Adjustment..................................................13

        3.3    Preparation of Closing Balance Sheet.........................................13

        3.4    Post-Closing Repurchase Price Adjustment.....................................14

        3.5    Earn-Out Payments............................................................14

ARTICLE 4         CLOSING...................................................................17

        4.1    Time and Place...............................................................17

        4.2    Deliveries...................................................................17

        4.3    Notices of Transfer..........................................................18

ARTICLE 5         REPRESENTATIONS AND WARRANTIES OF PARENT..................................19

        5.1    Organization and Standing of Parent and Existing Sub.........................19

        5.2    Authorization of Agreement and Ancillary Documents...........................19

        5.3    Shares of Existing Sub.......................................................20

        5.4    Capitalization...............................................................20

        5.5    SEC Reports..................................................................21

        5.6    Financial Statements.........................................................21

        5.7    Insurance....................................................................22

        5.8    Absence of Certain Changes or Events.........................................22






                                       i.

                                TABLE OF CONTENTS
                                   (CONTINUED)


                                                                                            PAGE
        5.9    Title to Properties; Absence of Liens and Encumbrances.......................23

        5.10   Condition of Buildings, Structures, Equipment, Etc...........................24

        5.11   Agreements, Plans, Arrangements, Etc.........................................24

        5.12   Legal Proceedings............................................................26

        5.13   Notice of Proceeding, Violation, Etc.........................................26

        5.14   Intellectual Property........................................................27

        5.15   Permits, Licenses, Etc.......................................................28

        5.16   Compliance with Laws.........................................................28

        5.17   Existing Sub and the Business................................................28

        5.18   Employment Matters...........................................................29

        5.19   Tax Matters..................................................................29

        5.20   Employee Benefit Plans.......................................................32

        5.21   Accounts Receivable..........................................................35

        5.22   Environmental Matters........................................................36

        5.23   Inventory....................................................................37

        5.24   Books and Records............................................................37

        5.25   Transactions with Affiliates.................................................37

        5.26   Brokers......................................................................37

        5.27   Major Customers..............................................................37

        5.28   Trade Deals and Promotions...................................................38

        5.29   Disclosure...................................................................38

        5.30   Securities Law Matters.......................................................38

ARTICLE 6         REPRESENTATIONS AND WARRANTIES OF BUYERS..................................38

        6.1    Organization and Standing....................................................38

        6.2    Authorization of Agreement and Ancillary Documents...........................38

        6.3    Governmental Consents........................................................38

        6.4    No Conflict..................................................................39

        6.5    Acquisition of Shares for Investment.........................................39

        6.6    Brokers......................................................................39




                                      ii.

                                TABLE OF CONTENTS
                                   (CONTINUED)


                                                                                            PAGE
ARTICLE 7         PRE-CLOSING COVENANTS.....................................................39

        7.1    Reasonable Efforts; Cooperation by Parties...................................39

        7.2    Conduct of Business..........................................................40

        7.3    Required Notices.............................................................42

        7.4    Access and Confidentiality...................................................42

        7.5    No Shop......................................................................43

        7.6    Funding......................................................................44

        7.7    Shareholder Approval.........................................................44

        7.8    Assets Free of Encumbrance...................................................44

        7.9    Employees....................................................................45

        7.10   Required Approvals and Consents..............................................45

        7.11   Location of Contributed Assets...............................................45

ARTICLE 8         POST-CLOSING AGREEMENTS...................................................45

        8.1    Further Assurances...........................................................45

        8.2    Rights of Enforcement and Settlement.........................................45

        8.3    Mail, Payments...............................................................46

        8.4    Certain Tax Matters..........................................................46

        8.5    Covenant Not to Compete......................................................47

ARTICLE 9         CONDITIONS TO BUYERS' OBLIGATIONS.........................................48

        9.1    Representations and Warranties True..........................................48

        9.2    Performance of Agreements....................................................48

        9.3    Consummation of Contribution.................................................48

        9.4    Consummation of Repurchase...................................................48

        9.5    No Injunction, Etc...........................................................48

        9.6    Executive Officer's Certificates.............................................48

        9.7    Approvals and Consents.......................................................48

        9.8    Assignment and Assumption....................................................49

        9.9    Opinion......................................................................49

        9.10   Employment Agreement.........................................................49

        9.11   Shareholder Agreement........................................................49



                                      iii.

                                TABLE OF CONTENTS
                                   (CONTINUED)


                                                                                            PAGE
        9.12   Guarantee....................................................................49

        9.13   Warrant......................................................................49

        9.14   Financing....................................................................49

        9.15   Operation in Accordance with Budget..........................................49

        9.16   No Encumbrance on Assets.....................................................49

        9.17   No Material Adverse Effect...................................................50

        9.18   No Proceedings...............................................................50

        9.19   Satisfactory Completion of Pre-Acquisition Review............................50

        9.20   Accountant's Letter..........................................................50

        9.21   Recapitalization Accounting and Tax Treatment................................50

        9.22   Location of Contributed Assets...............................................50

ARTICLE 10        CONDITIONS TO PARENT'S OBLIGATIONS........................................50

        10.1   Representations and Warranties True..........................................50

        10.2   Performance of Agreements....................................................51

        10.3   Deliveries...................................................................51

        10.4   No Injunction, Etc...........................................................51

        10.5   Parent's Shareholders Approvals and Consents.................................51

        10.6   Repurchases..................................................................51

        10.7   Opinion......................................................................51

ARTICLE 11        TERMINATION PRIOR TO CLOSING..............................................51

        11.1   Termination by Mutual Consent................................................51

        11.2   Termination by Either Parent or Buyers.......................................51

        11.3   Other Termination Rights.....................................................52

        11.4   Effect on Obligations........................................................53

ARTICLE 12        INDEMNIFICATION...........................................................53

        12.1   Survival of Representations, Warranties and Covenants........................53

        12.2   Indemnification by Parent....................................................54

        12.3   Indemnification by Buyers....................................................55

        12.4   Right of Set-Off.............................................................55

        12.5   Procedure for Indemnification................................................56






                                      iv.

                                TABLE OF CONTENTS
                                   (CONTINUED)


                                                                                            PAGE
        12.6   Payment......................................................................56

        12.7   Limitation on Right of Indemnification.......................................57

        12.8   Other Indemnification Provisions.............................................57

ARTICLE 13        MISCELLANEOUS.............................................................57

        13.1   Interpretive Provisions......................................................57

        13.2   Entire Agreement.............................................................57

        13.3   Successors and Assigns; Benefits.............................................57

        13.4   Headings.....................................................................58

        13.5   Modification and Waiver......................................................58

        13.6   Expenses.....................................................................58

        13.7   Notices......................................................................58

        13.8   Specific Performance.........................................................60

        13.9   Governing Law................................................................60

        13.10  Public Announcements.........................................................60

        13.11  Counterparts.................................................................61





                                       v.